      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1999


                                                      REGISTRATION NO. 333-72335
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           -------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                                NTL INCORPORATED

                            NTL COMMUNICATIONS CORP.
      (EXACT NAME OF EACH OF THE REGISTRANTS AS SPECIFIED IN ITS CHARTER)


                DELAWARE                                4899                                13-4051921
               DELAWARE                                 4899                                52-1822078
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)
                                                110 EAST 59TH STREET
                                              NEW YORK, NEW YORK 10022
                                                   (212) 906-8440
                           (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                            AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

               RICHARD J. LUBASCH, ESQ.                                         COPY TO:
 SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY                    THOMAS H. KENNEDY, ESQ.
                   NTL INCORPORATED                             SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                 110 EAST 59TH STREET                                       919 THIRD AVENUE
               NEW YORK, NEW YORK 10022                                 NEW YORK, NEW YORK 10022
                    (212) 906-8440                                           (212) 735-3000
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                         NUMBER,
      INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times on and after which the Registration Statement becomes effective as the Selling Stockholders may determine.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        THE REGISTRANTS AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 The information in this prospectus is not complete and may be changed. The selling securityholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to completion, dated June 2, 1999


Prospectus
                                                                      [NTL LOGO]

NTL COMMUNICATIONS CORP.
7% CONVERTIBLE SUBORDINATED NOTES DUE 2008

NTL INCORPORATED
SHARES OF COMMON STOCK

- Selling securityholders who are identified in this prospectus may offer and sell an indeterminate number of:

      -- 7% Convertible Subordinated Notes Due
         2008 of NTL Communications Corp.

      -- shares of common stock of NTL Incorporated

   by using this prospectus.

- The offering price for the convertible notes is not set but will be determined according to negotiation between a selling securityholder and the prospective purchaser. The offering price for the common stock will be negotiated or, if sold on the Nasdaq National Market, at prevailing market price.


- NTL Incorporated's common stock is traded on the Nasdaq National Market under the symbol NTLI. On May 28, 1999, the last reported sales price of the common stock was $94 7/16 per share. There is no public market for the convertible notes, and we do not intend to apply to the Nasdaq National Market or any other securities exchange to list the convertible notes.



     WE URGE YOU TO CAREFULLY READ THE RISK FACTORS SECTION BEGINNING ON PAGE 6, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 1999

           EXPLANATORY NOTE REGARDING CORPORATE RESTRUCTURING OF NTL

     On April 1, 1999, NTL Incorporated completed a corporate restructuring to create a new holding company structure. The restructuring was accomplished through a merger under section 251(g) of the Delaware General Corporation Law. At the effective time of the merger, all stockholders of NTL Incorporated became stockholders in the new holding company and NTL became a wholly owned subsidiary of the new holding company. The new holding company took the NTL Incorporated name and the old NTL Incorporated was renamed NTL Communications Corp.


     The new holding company's stock trades under the same NTLI symbol on the Nasdaq National Market with the same CUSIP number. In the merger, all outstanding shares of old NTL Incorporated were converted into shares of the new holding company with the same voting powers, designations, preferences and rights, and the same qualifications, restrictions, and limitations, as the shares of old NTL Incorporated.


     At the effective time of the merger, the only material asset of the new holding company was the capital stock of NTL Communications Corp. and it had no material liabilities.

                            ------------------------


     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.


                            ------------------------


     In this prospectus, references to "pounds sterling," "L" "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "c" are to the lawful currency of the United States. For your convenience only we have translated some pound sterling amounts into U.S. dollars and certain U.S. dollar amounts into pounds sterling. We are not making any representation to you regarding those translated amounts. Unless we otherwise clearly indicate, the translations of pounds sterling into U.S. dollars have been made at $1.6595 per L1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customers purposes by the Federal Reserve Bank of New York on December 31, 1998. See "Exchange Rates" for information regarding the noon buying rate for the past ten fiscal years. On May 28, 1999, the noon buying rate was 1.602 per L1.00.

                               PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making a decision to exchange your old notes. When we refer to NTL in this prospectus, we mean NTL Incorporated and its consolidated subsidiaries, except where we make it clear that we are only referring to NTL Incorporated.

                                   ABOUT NTL

     We are a leading communications company in the United Kingdom, providing residential, business and wholesale customers with the following services:

     - residential telecoms and television services, including residential telephony, cable television and Internet access services;

     - national telecoms services including national business telecoms, national and international carrier telecommunications, Internet services and satellite and radio communications services; and

     - broadcast services including digital and analog television and radio broadcast transmission services.


     Our objective is to exploit the convergence of the telecommunications, entertainment and information services industries to become a premier new era communications company in the United Kingdom, which will offer these services to residential, business and wholesale customers on a national scale. We believe that we will be able to deliver our strategy, based on our entrepreneurial approach, innovative marketing and technical excellence.



     On April 1, 1999, we completed a corporate restructuring to create a holding company structure. The holding company was created to pursue opportunities outside of the United Kingdom and Ireland.



                              RECENT DEVELOPMENTS



NTL ENTERS CONTINENTAL EUROPE



     On May 10, 1999, NTL Incorporated announced its first broadband venture in Continental Europe with an acquisition in France. Following a competitive tendering process, France Telecom and France Telecom Cable have announced that NTL Incorporated is the winning bidder to acquire the "1G Networks" of France Telecom representing over 266,000 franchise homes. NTL Incorporated will acquire the 1G Networks for 350 million French Francs (approximately US$57 million). This will be initially funded from internal sources. The closing of the transaction is expected in the third quarter of 1999, subject to regulatory approvals.

NTL WINS IRISH CABLELINK BID



     On May 6, 1999, NTL Incorporated announced its first broadband venture outside the United Kingdom with the acquisition of Cablelink Limited, Ireland's largest cable television provider. Telecom Eireann and Radio Telefis Eireann announced NTL Incorporated as the successful bidder after a competitive tendering process. NTL Incorporated will acquire Cablelink for 535.180 million Irish Pounds (approximately US$730 million). This will be financed in the immediate term from existing resources. In addition, NTL Incorporated has secured a bridge financing commitment for the full purchase price. NTL Incorporated expects to close the acquisition in the second or third quarter of 1999.



AUSTRALIAN NATIONAL TRANSMISSION NETWORK



     On April 30, 1999, NTL Incorporated announced that its wholly-owned subsidiary, NTL Australia, had completed the previously announced acquisition of the Australian Transmission Network ("NTN"). NTN operates from over 560 tower sites and provides exclusive television and radio transmission services to Australia's national TV and radio broadcasters, ABC and SBS.



RECENT FINANCING



     On April 14, 1999, NTL Incorporated, through its subsidiary NTL Communications Corp., raised approximately $340 million gross proceeds from the issuance of 9 3/4% Senior Deferred Coupon Notes due 2009. The use of proceeds of these offerings was principally to refinance existing indebtedness.



CORPORATE STRUCTURE DEVELOPMENTS



     On April 1, 1999, we completed a corporate restructuring to create a holding company structure. The holding company restructuring was accomplished through a merger under Section 251(g) of the Delaware General Corporation Law so that all stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company. Existing NTL became a subsidiary of the new holding company and changed its name to NTL Communications Corp. Through other subsidiaries, the new holding company will pursue activities outside the United Kingdom and Ireland. The first such opportunities are those in Australia and France. The new holding company has taken the NTL Incorporated name and trades under the same NTLI (NASDAQ) and NTLI.ED (EASDAQ) symbols, with the same CUSIP numbers as before.



     NTL Incorporated also announced that its board had approved the pursuit of alternative corporate financial strategies with regard to its broadcasting and tower related opportunities. These strategies are intended to provide the division with more flexibility to pursue future opportunities and to illuminate the value of those assets, while leaving the cash flow from its UK operations within NTL Communications.

STRATEGIC ALLIANCE WITH MICROSOFT



     In January 1999, Microsoft Corp. and NTL Incorporated announced an agreement to jointly develop new, broadband services for delivery to customers in the United Kingdom and Ireland. Microsoft made a $500 million investment to accelerate deployment of high-speed voice, video and data services. The investment is in the form of an NTL Convertible Preferred Stock, convertible at $100 per NTL Incorporated share. In addition, Microsoft received 1.2 million five-year warrants to purchase NTL Incorporated common stock at an exercise price of $84 per share.



REDEMPTION OF EXISTING CONVERTIBLE NOTES



     On May 26, 1999, NTL Communications Corp. announced that it was calling for redemption of all the existing convertible notes. The redemption date is June 25, 1999 and the redemption price is 104.9% of the principal amount, plus accrued and unpaid interest through the date of redemption.

                                  THE OFFERING

Securities offered............   Up to $600,000,000 aggregate principal amount
                                 of 7% convertible subordinated notes due 2008
                                 of NTL Communications Corp. and up to 9,795,918 shares of common stock of NTL Incorporated, plus such indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the convertible notes by reason of adjustment to the conversion price in certain circumstances described herein.

Maturity......................   December 15, 2008.

Interest payment dates........   June 15 and December 15 of each year,
                                 commencing June 15, 1999.

Conversion....................   The convertible notes, unless previously
                                 redeemed, are convertible at the option of the holder of those notes at any time prior to maturity into shares of common stock of NTL
                                 Incorporated at a conversion price of $61.25 per share, subject to adjustment in certain events. See "Description of the convertible notes -- conversion."

Optional redemption...........   The convertible notes will be redeemable, in
                                 whole or from time to time in part, at NTL
                                 Communications Corp.'s option, on at least 30 but not more than 60 days' prior notice, at any time on or after December 15, 2001, at the redemption prices set forth in this prospectus together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption. See "Description of the convertible notes -- optional redemption."

Subordination.................   The convertible notes are general unsecured
                                 obligations of NTL Communications Corp. and are subordinate in right of payment to all of NTL
                                 Communications Corp.'s existing and future senior debt as we define it in this prospectus.
                                 In addition, the convertible notes are
                                 effectively subordinated to all existing and future liabilities of our subsidiaries, partnerships and affiliated joint ventures, including trade payables. As of December 31, 1998, NTL Communications Corp. had approximately $3.7 billion of senior debt outstanding and NTL Communications Corp.'s subsidiaries would have had approximately

                                 $1.1 billion of liabilities that effectively rank senior to the convertible notes.

Change of control.............   Upon a change of control as we define it in
                                 this prospectus, holders of the convertible notes will have the right, subject to some restrictions and conditions, to require NTL
                                 Communications Corp. to repurchase all or any part of the convertible notes at a purchase price equal to 101% of the principal amount of those notes together with accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

                                 NTL Communications Corp. may not have
                                 sufficient funds or the financial resources necessary to satisfy, or may be precluded by the terms governing its indebtedness from satisfying, our obligations to repurchase the convertible notes and other debt that may become repayable upon a change of control.

Use of proceeds...............   The selling securityholders will receive all of
                                 the net proceeds from the sale of the offered securities sold pursuant to this prospectus. We will not receive any proceeds from sales by the selling securityholders of the offered securities.

United States federal tax
   considerations.............   There are various federal income tax
                                 considerations associated with purchasing, holding and disposing of the convertible notes.
                                 See "United States federal tax considerations."

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. See "Where you can find more information about us." You should particularly evaluate the following risks before deciding to purchase the convertible notes or the common stock issuable on conversion of the convertible notes.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATION UNDER THE NOTES

     We are and, for the foreseeable future will continue to be, highly leveraged. The agreements which govern our existing indebtedness also allow us to assume additional debt. If our substantial indebtedness adversely affects our financial health we may not be able to fulfill our obligations under the notes.


     On March 31, 1999, our total long-term indebtedness, including our 13% senior redeemable exchangeable preferred stock, was approximately $6.5 billion.


     Our substantial indebtedness could adversely affect our financial health by, among other things:

     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly if any of our borrowings are at variable interest rates,

     - limiting our ability to obtain the additional financing we need to operate, develop and expand our business, and

     - requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for dividends, operations and future business opportunities.


     IN SOME CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL OF NTL, NTL COMMUNICATIONS CORP. WILL BE REQUIRED TO REPURCHASE SOME OF ITS INDEBTEDNESS INCLUDING THE CONVERTIBLE NOTES -- IF THIS OCCURS, NTL COMMUNICATIONS CORP. MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES.



     NTL Communications Corp. may under some circumstances involving a change of control of NTL Communications Corp. be obligated to offer to repurchase outstanding debt securities, including the convertible notes, before maturity. We cannot assure you that NTL Communications Corp. will have available financial resources necessary to repurchase those securities in those circumstances.


THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING

     Following our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our networks will significantly increase. We estimate that significant amounts of additional funding will be necessary to meet these capital expenditure and operational requirements.

     We cannot be certain that:

     - we will be able to obtain additional financing with acceptable terms,

     - we will satisfy conditions precedent to advances under future credit facilities, or

     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required.

     We do not have any firm additional financing plans to address the factors enumerated above, except in relation to our new credit facility.

WE WILL REQUIRE ADDITIONAL FINANCING BECAUSE WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY ALL OF OUR OUTSTANDING INDEBTEDNESS

     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity all of our outstanding indebtedness, including the notes. As a result, we will have to consider, among other things:

     - refinancing all or portions of that indebtedness,

     - seeking modifications to the terms of that indebtedness,

     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders, and

     - seeking additional equity financing.

     We cannot be certain that we will succeed in executing any of these measures.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OURS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION

     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses that operate principally in the UK. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness or raise additional equity. We cannot assure you that, with respect to the recent acquisitions of Comcast, ComTel, Eastern and Diamond, as well as future acquisitions, that we:

     - will realize any anticipated benefits,

     - will successfully integrate the businesses with our operations, or

     - will manage such integration without adversely affecting us.


NTL INCORPORATED AND NTL COMMUNICATIONS CORP. ARE HOLDING COMPANIES THAT ARE DEPENDENT UPON CASH FLOW FROM THEIR SUBSIDIARIES TO MEET THEIR
OBLIGATIONS -- THEIR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES



     NTL Incorporated and NTL Communications Corp. are holding companies with no independent operations or significant assets other than their investments in and advances to their subsidiaries and affiliated joint ventures. The terms of existing and future indebtedness of their subsidiaries may limit the payment of dividends, loans and other distributions to them by their subsidiaries. NTL Incorporated and NTL Communications Corp. depend upon the receipt of sufficient funds from their subsidiaries and affiliated joint ventures to meet their obligations, including in the case of NTL Communications Corp., its obligations on the convertible notes.


     Your right to receive payments on the convertible notes could be adversely affected in the event of a bankruptcy of any of NTL Communications Corp.'s subsidiaries. Following the liquidation of a subsidiary or joint venture of NTL Communications Corp., the creditors of that subsidiary or joint venture will generally be entitled to be paid in full before NTL Communications Corp. is entitled to a distribution of any assets in the liquidation. The claims of the lenders under NTL Communications Corp.'s credit facility also rank ahead of any obligations of NTL Communications Corp.'s subsidiaries to NTL Communications Corp. On March 31, 1999, the total liabilities of NTL Communications Corp.'s subsidiaries was approximately $2.5 billion.


WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE

     Construction and operating expenditures have resulted in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial additional losses. We cannot assure you that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain our operations and obtain additional required funds. In addition, a failure to achieve or sustain profitability would adversely affect our ability to make required payments on our indebtedness, including, in the case of NTL Communications Corp., the convertible notes.


     NTL Communications Corp. had net losses for



     - the three months ended March 31, 1999 of $230.4 million and for the years ended December 31,


     - 1998: $534.6 million

     - 1997: $333.1 million

     - 1996: $254.5 million

     - 1995: $90.8 million

     - 1994: $29.6 million


     As of March 31, 1999, our accumulated deficit was $1.3 billion.


NTL COMMUNICATIONS CORP. HAS HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AND OUR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES, INCLUDING OUR OBLIGATIONS ON THE CONVERTIBLE NOTES


     For the three months ended March 31, 1999 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, NTL Communications Corp.'s earnings were insufficient to cover fixed charges by approximately $240.8 million, $565.7 million,

$355.4 million, $257.1 million, $105.4 million and $31.8 million, respectively. NTL Communications Corp.'s earnings for the three months ended March 31, 1999 and for the year ended December 31, 1998 and 1997 were insufficient to cover combined fixed charges and preferred stock dividends by approximately $253.9 million, $584.5 million and $367.4 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. NTL Communications Corp.'s earnings in the future may not be sufficient to cover those fixed charges, including its obligations on the convertible notes.


NTL COMMUNICATIONS CORP. HAS UTILIZED SOME OF ITS EXISTING FINANCIAL RESOURCES TO DISTRIBUTE FUNDS TO NTL INCORPORATED TO FINANCE AN ACQUISITION BY NTL INCORPORATED -- NTL INCORPORATED IS UNDER NO OBLIGATION TO REPAY THE FUNDS TO NTL COMMUNICATIONS CORP.


     Under NTL Communications Corp.'s existing indentures including the indenture relating to the convertible notes, NTL Communications Corp. is permitted to dividend or distribute funds to NTL Incorporated, up to limits specified in those indentures. NTL Communications Corp. made a distribution to NTL Incorporated to finance NTL Incorporated's purchase of the Australian National Transmission Network for approximately $407.0 million. NTL Incorporated may, but is not required to, recontribute those funds to NTL Communications Corp. as and if it obtains alternative financing for the purchase price. Dividends and distribution to NTL Incorporated, to the extent permitted, may be made at other times for other purposes.


WE ARE SUBJECT TO SIGNIFICANT COMPETITION, WHICH WE EXPECT TO INTENSIFY, IN EACH OF OUR BUSINESS AREAS -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY OUR FINANCIAL HEALTH COULD BE ADVERSELY AFFECTED

     We face significant competition from established and new competitors in the areas of residential telephony, business telecoms services and cable television. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of these business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to compete successfully our financial condition and results of operations could be adversely affected.

OUR PRINCIPAL BUSINESSES ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, WHICH MAY CHANGE ADVERSELY TO US

     Our principal business activities in the UK are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     In addition, we are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce the range of programing and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, the Castle Tower Corporation Consortium and NTL have made arrangements to share a large number of sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by 5 years' notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US

     We have experienced rapid growth and development in a relatively short period, and we plan to meet our strategic objectives and regulatory milestones. Management of that growth will require, among other things:

     - stringent control of construction and other costs,

     - continued development of our financial and management controls,

     - increased marketing activities, and

     - the training of new personnel.

     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL

     A small number of key executive officers manage our businesses, and the loss of one or more of them could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering, those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business which may reduce the amount of time they are able to dedicate to our businesses.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES

     The telecommunications industry is subject to rapid and significant changes in technology and we cannot predict the effect of technological changes on our businesses. However, the cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing.

WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN US DOLLARS BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN POUNDS STERLING

     We will encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses primarily in British pounds sterling while we pay interest and principal obligations with respect to most of our existing indebtedness in United States dollars. We cannot assure you that any hedging transaction we might enter into will be successful and that shifts in the currency exchange rates will not have a material adverse effect on us.

WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR CABLE NETWORK

     We obtain insurance of the type and in the amounts that we believe are customary in the UK for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects a significant portion of one of our system's underground cable network would result in substantial uninsured losses and may have a material adverse effect on us.

SOME PROVISIONS OF NTL COMMUNICATIONS CORP.'S INDENTURES MAY DELAY OR PREVENT TRANSACTIONS INVOLVING A CHANGE OF CONTROL

     Some provisions of the indenture and the indentures governing the senior notes and NTL Communications Corp.'s outstanding 7% convertible subordinated notes due 2008, may have the effect of delaying or preventing transactions involving a change of control of NTL, including transactions in which stockholders might otherwise receive a possible substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

     NTL Incorporated's restated certificate of incorporation, as amended and presently in effect, contains various provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of our incumbent board of directors and our officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices. See "Description of capital stock -- Certain special provisions." As a result of the provisions of NTL Incorporated's restated certificate of incorporation and the ownership of NTL, no change of control requiring stockholder approval is possible without the consent of the owners of its rights preferred stock.


THE INSTRUMENTS GOVERNING SOME OF OUR INDEBTEDNESS MAY INDIRECTLY LIMIT NTL INCORPORATED'S ABILITY TO PAY DIVIDENDS


     The indentures governing NTL Communications Corp.'s senior notes impose limitations on the payment of dividends to NTL Incorporated and consequently restrict NTL Incorporated's ability to pay dividends on its common stock. Further, the terms of the new credit facility restrict, and the terms of other future indebtedness of our subsidiaries may, subject to the terms of the indentures governing the senior notes, restrict, the ability of some of our subsidiaries to distribute earnings to NTL Communications Corp. or make other payments to NTL Communications Corp.

     Before our recent corporate restructuring, NTL Communications Corp. never paid cash dividends on its common stock and NTL Incorporated has never paid cash dividends on its common stock. In addition, the payment of any dividends by NTL Incorporated in the future will be at the discretion of its board of directors and will depend upon, among other things, future earnings, operations, capital requirements, its general financial condition and the general financial condition of our subsidiaries and general business conditions.

THE MARKET PRICE OF THE COMMON STOCK AND THE CONVERTIBLE NOTES IS SUBJECT TO VOLATILITY

     The market price of the common stock has been subject to volatility and, in the future, the market price of the common stock and the convertible notes could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, our earnings releases and our competitors' earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

LACK OF PUBLIC MARKET FOR THE CONVERTIBLE NOTES

     There has been no public market for the convertible notes prior to the offering of the convertible notes in December 1998. The registration rights agreement does not obligate us to keep the registration statement of which this prospectus forms a part effective beyond the second anniversary of the date of issuance of the convertible notes. Although the initial purchasers have advised us that they currently intend to make a market in the convertible notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the ongoing development or liquidity of any market that may develop for the convertible notes.

YOU SHOULD BE AWARE THAT ACTUAL RESULTS OR OUTCOMES MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS

     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. In reviewing that forward-looking information you should keep in mind that actual results may differ materially from those expressed or implied in those forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such projections and forward-looking statements include those specified in this risk factors section, as well as

     - industry trends,

     - our ability to

       -- continue to design network routes and install facilities,

       -- obtain and maintain any required government licenses or approvals,

       -- finance construction and development,

       all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     - assumptions about

       -- customer acceptance,

       -- churn rates,

       -- overall market penetration and competition from providers of alternative services, and

       -- availability, terms and deployment of capital.

     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting such projections or other forward-looking statements. We cannot assure you that:

     - any financings will be obtained when required, on acceptable terms or at all;

     - actual amounts required to complete our planned build out will not exceed the amount we estimate or that additional financing substantially in excess of that amount will not be required; (see -- "The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding");

     - we will not acquire franchises, licenses or other new businesses that would require additional capital;


     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing (see "-- NTL Incorporated and NTL Communications Corp. are holding companies that are dependent upon cash flow from their subsidiaries to meet their obligations -- their ability to access that cash flow may be limited in some circumstances and your right to receive payments on the notes could be adversely affected in the event of a bankruptcy of any of their subsidiaries");


     - our subsidiaries will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "-- We are subject to currency risk because we obtain a substantial amount of financing in US dollars but generally generate revenues and incur expenses in pounds sterling");

     - there will not be adverse changes in applicable United States, United Kingdom or Bermuda tax laws; or

     - the effects of monetary union in Europe will not be materially adverse to us.

All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by the foregoing.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                                 EXCHANGE RATES

     The following table sets forth, for the periods indicated, the noon buying rate for pounds sterling expressed in U.S. dollars per Ll.00.


YEAR ENDED DECEMBER 31,                         PERIOD END    AVERAGE(1)    HIGH      LOW
-----------------------                         ----------    ----------    -----    -----
1988..........................................    $1.81         $1.78       $1.91    $1.66
1989..........................................     1.61          1.63        1.82     1.51
1990..........................................     1.93          1.79        1.98     1.59
1991..........................................     1.87          1.76        2.00     1.60
1992..........................................     1.51          1.76        2.00     1.51
1993..........................................     1.48          1.50        1.59     1.42
1994..........................................     1.57          1.53        1.64     1.46
1995..........................................     1.55          1.58        1.64     1.53
1996..........................................     1.71          1.56        1.72     1.49
1997..........................................     1.65          1.64        1.71     1.56
1998..........................................     1.66          1.66        1.72     1.61
1999 (through May 28).........................     1.60          1.62        1.66     1.59


---------------
(1) The average of the noon buying rates on the last day of each month during the relevant period.

                          PRICE RANGE OF COMMON STOCK

     NTL Incorporated's common stock is quoted and traded on the Nasdaq National Market System under the symbol "NTLI." From October 14, 1993 through March 26, 1997, NTL Incorporated's common stock was quoted and traded on the Nasdaq National Market System under the symbol "ICTL." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of common stock as reported on the Nasdaq National Market System. Until April 1, 1999, the common stock quoted was common stock of NTL Communications Corp. (formerly NTL Incorporated). From April 1, 1999, the common stock quoted is common stock of the new holding company NTL Incorporated formed in the corporate restructuring of NTL.


                                                                   NTL
                                                              --------------
                                                               COMMON STOCK
                                                              --------------
                                                              HIGH      LOW
                                                              ----      ----
1996
  First Quarter.............................................  $ 30 1/8  $ 21 5/8
  Second Quarter............................................    34 1/8    27 3/4
  Third Quarter.............................................    30        22 5/8
  Fourth Quarter............................................    28 1/4    22 5/8

1997
  First Quarter.............................................  $ 26 3/4  $ 18 1/8
  Second Quarter............................................    27 1/4    19
  Third Quarter.............................................    27 7/8    20 1/8
  Fourth Quarter............................................    29 3/8    25 1/4

1998
  First Quarter.............................................  $ 45 3/4  $ 26 3/4
  Second Quarter............................................    54        35 3/4
  Third Quarter.............................................    65        35 1/2
  Fourth Quarter............................................    59 1/2    32

1999
  First Quarter.............................................  $ 83 1/8  $ 53 3/4
  Second Quarter (through May 28, 1999).....................   100 1/8    73 1/2



     The market price of shares of NTL Incorporated's common stock is subject to fluctuation. As a result, you are urged to obtain current market quotations. On May 28, 1999, the last reported sales price per share of common stock, as reported on the Nasdaq National Market System, was $94 7/16. As of May 28, 1999 there were approximately 599 recordholders of common stock. This figure does not reflect beneficial ownership of shares held in nominee name.


                                DIVIDEND POLICY

     Since NTL Incorporated's inception, NTL Incorporated has not declared or paid any cash dividends on its common stock. Prior to our recent corporate restructuring, NTL Communications Corp. had not declared or paid any dividends on its common stock. We currently intend to retain our earnings for future growth and, therefore, do not anticipate paying cash dividends in the foreseeable future.

                      DESCRIPTION OF THE CONVERTIBLE NOTES

GENERAL

     The convertible notes were issued under an indenture dated as of December 16, 1998, by and between NTL Communications Corp. and The Chase Manhattan Bank, as trustee. The indenture and the registration rights agreement are filed as exhibits to the registration statement of which this prospectus forms a part. The following summary of selected provisions of the convertible notes, the indenture and the registration rights agreement is not complete and is qualified in its entirety by reference to the provisions of the convertible notes, the indenture and the registration rights agreement, including the definitions in the indenture of some of the terms used below. The definitions of some terms used in the following summary are set forth below under "-- Selected definitions."

     The convertible notes are general unsecured obligations of NTL Communications Corp., subordinated in right of payment to all existing and future senior debt of NTL Communications Corp. as described under "-- Subordination of convertible notes" and convertible into common stock of NTL Incorporated as described under "-- Conversion." The convertible notes rank equal in right of payment to the existing convertible notes of NTL Communications Corp. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt or issuance or repurchase of securities of NTL Communications Corp. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction or a change in control of NTL Communications Corp. except to the extent described under "-- Repurchase at the option of holders."

     The operations of NTL Communications Corp. are conducted through its subsidiaries, partnerships and joint ventures and, therefore, NTL Communications Corp. is dependent upon the cash flow of its subsidiaries, partnerships and affiliated joint ventures to meet its obligations, including its obligations under the convertible notes. As a result, the convertible notes are effectively subordinated to all existing and future liabilities of NTL Communications Corp.'s subsidiaries, partnerships and affiliated joint ventures, including trade payables.

     In this section of the prospectus "Description of the Convertible Notes," references to NTL are to NTL Communications Corp. only and not to any of its subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The convertible notes are limited to $600,000,000 aggregate principal amount. The convertible notes bear interest from the date of original issuance, at the rate per annum set forth on the cover page of this prospectus and mature on December 15, 2008.

     Interest on the convertible notes is payable semiannually on June 15 and December 15 of each year (each an "Interest Payment Date"), commencing on June 15, 1999, to holders of record at the close of business on June 1 or December 1 (each a

"Regular Record Date") immediately preceding such Interest Payment Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     Interest on the convertible notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

     The convertible notes are payable both as to principal interest and Liquidated Damages, if any, at the office or agency of NTL maintained for such purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses set forth in the register of holders of convertible notes. However, a holder of convertible notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder if such holder previously specified in writing to NTL and the paying agent wire transfer instructions. Until otherwise designated by NTL, NTL's office or agency in New York will be the office of the Trustee maintained for such purpose. The convertible notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     Except as referred to in this prospectus under "-- Optional tax redemption," the convertible notes are redeemable, in whole or from time to time in part, in any integral multiple of $1,000, at the option of NTL at any time on or after December 15, 2001, at the following redemption prices, expressed as percentages of the principal amount set forth below, upon not less than 30 nor more than 60 days' prior notice, if redeemed during the 12-month period beginning December 15 of the years indicated:

                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2001......................................................   104.375%
2002......................................................   103.500
2003......................................................   102.625
2004......................................................   101.750
2005......................................................   100.875
2006 and thereafter.......................................   100.000%

In the case of a redemption of any convertible notes referred to under "-- Optional tax redemption," redemption of such convertible notes shall be made at the principal amount thereof together with accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date.

OPTIONAL TAX REDEMPTION

     The convertible notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice, at any time at a redemption price equal to the principal amount of those notes together with accrued and unpaid interest to the date fixed for redemption if after the date on which the provisions described under "-- Additional amounts" become applicable (the "Relevant Date") there has occurred any change in or amendment to the laws (or any regulations or official rulings promulgated thereunder) of the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to the official application or interpretation of such laws, regulations or rulings (a "Change in Tax Law") which becomes effective after the Relevant Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the convertible notes with respect to withholding taxes imposed by the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, (or any political subdivision or taxing authority thereof or therein)(a "Withholding Tax") and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was imposed on the Relevant Date; provided, however, that

         (1) this paragraph shall not apply to the extent that, at the Relevant Date it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Relevant Date,

         (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the Convertible Notes then due,

         (3) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect and

         (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The convertible notes may also be redeemed, in whole but not in part, at any time at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for redemption if the person formed after the Relevant Date by a consolidation, amalgamation, reorganization or reconstruction (or other similar arrangement) of NTL or the person into which NTL is merged after the Relevant Date or to which NTL conveys, transfers or leases its properties and assets after the Relevant Date substantially as an entirety (collectively, a "Subsequent Consolidation") is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to Withholding Tax on the Convertible Notes and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation; provided, however, that this paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles,

Bermuda or the Cayman Islands was to occur after such date. NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts (as described, but subject to the exceptions referred to, under "Additional Amounts") resulting from the payment of such redemption price.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the option of holders," NTL is not required to make mandatory redemption or sinking fund payments with respect to the convertible notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Upon the occurrence of a Change of Control, each holder of convertible notes shall have the right to require NTL to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Convertible Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Change of Control Payment Date (the "Change of Control Payment"). Within 40 days following any Change of Control, NTL shall mail a notice to each holder stating:

         (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Convertible Notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change of Control Payment Date");

         (3) that any convertible notes not tendered will continue to accrue interest;

         (4) that, unless NTL defaults in the payment of the Change of Control Payment, all convertible notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

         (5) that holders electing to have any convertible notes purchased pursuant to a Change of Control Offer will be required to surrender the convertible notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the convertible notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

         (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that such holder is withdrawing his election to have such convertible notes purchased; and

         (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Change of Control.

     On the Change of Control Payment Date, NTL will, to the extent lawful,

         (1) accept for payment convertible notes or portions thereof tendered pursuant to the Change of Control Offer,

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all convertible notes or portions thereof so tendered and

         (3) deliver or cause to be delivered to the Trustee the convertible notes so accepted together with an officers' certificate stating the convertible notes or portions thereof tendered to NTL. The paying agent shall promptly mail to each holder of convertible notes so accepted for payment (or, if such holder of convertible notes holds an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder if such holder previously specified in writing to NTL and the paying agent) an amount equal to the purchase price for such convertible notes, and the trustee shall promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each such new convertible note shall be in a principal amount of $1,000 or an integral multiple thereof. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the indenture does not contain any other provisions that permit the holders of the convertible notes to require that NTL repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. Although the indenture contains several covenants, including the provision described under "-- Merger, Consolidation or Sale of Assets" below, the provisions of the indenture may not necessarily afford holders of the convertible notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NTL that may adversely affect the holders of the convertible notes.

     The Change of Control Offer requirement of the convertible notes may in certain circumstances make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. The Change of Control Offer requirement, however, is not the result of management's knowledge of any specific effort to accumulate NTL's stock or to obtain control of NTL by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control Offer requirement is a result of negotiations between NTL and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     Change of control provisions are contained in each of the indentures for NTL's 11 1/2% notes, in an aggregate principal amount of $625 million, NTL's
12 3/8% notes, in an aggregate principal amount at maturity of $450 million, NTL's 9 1/2% Senior Notes Due 2008 (the "9 1/2% Notes"), in an aggregate principal amount of L125 million ($207 million), NTL's 10 3/4% Senior Deferred Coupon Notes Due 2008 (the "10 3/4% Notes"), in an aggregate principal amount at maturity of L300 million ($498 million), NTL's 9 3/4% Senior Deferred Coupon Notes Due 2008 (the "9 3/4% Notes"), in an aggregate principal amount at maturity of $1.3 billion, NTL's 10% Senior Notes Due 2007 (the "10% Notes"), in an aggregate principal amount of $400 million, NTL's 12 3/4% Senior Deferred Coupon Notes Due 2005 (the "12 3/4% Notes"), in an aggregate principal amount at maturity of $277,803,500, and NTL's 11 1/2% Deferred Coupon Notes Due 2006 (the "11 1/2% Deferred Coupon Notes" and, together with the 11 1/2% Notes, the
12 3/8% Notes, the 9 1/2% Notes, the 10 3/4% Notes, the 9 3/4% Notes, the 10% Notes and the 12 3/4% Notes, the "Senior Notes"), in an aggregate principal amount at maturity of $1.05 billion and NTL's 9 3/4% Senior Deferred Coupon Notes Due 2009 in an aggregate principal amount at maturity of L330 million ($548 million), which rank senior to the Convertible Notes. The indentures for the Existing Convertible Notes, for the outstanding indebtedness of Diamond and for the Partners 11.20% Debentures also contain change of control provisions.


     NTL's ability to pay cash to the holders of Convertible Notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See "Risk Factors -- Our substantial leverage could adversely affect our financial health and prevent us from fulfilling our obligation under the notes" and "-- NTL Incorporated and NTL Communications Corp. are holding companies that are dependent upon cash flow from their subsidiaries to meet their obligations -- their ability to access that cash flow may be limited in some circumstances." NTL's credit facility does, and any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of the convertible notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing the convertible notes. In such case, NTL's failure to purchase tendered convertible notes would constitute an Event of Default under the indenture. Moreover, the events that constitute a Change of Control under the indenture constitute events of default under NTL's credit facility and may also constitute events of default under future debt instruments or credit agreements of NTL or NTL's subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the convertible notes.

     For the reasons described in the three immediately preceding paragraphs, there can be no assurance that NTL will be able to repurchase the convertible notes upon a Change of Control.

     The Board of Directors of NTL may not, by itself, waive or modify the Change of Control provisions of the indenture. All the provisions of the indenture, including the Change of Control provision, may only be waived or modified pursuant to the provisions described under "-- Amendment, supplement and waiver" below.

SELECTION AND NOTICE

     If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the convertible notes are listed, or, if the convertible notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate, provided that no convertible notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days, prior to the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to such convertible note shall state the portion of the principal amount thereof to be redeemed. A new convertible note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

CONVERSION


     The holder of any convertible note has the right, exercisable at any time after 90 days following the date of original issuance thereof and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of common stock of NTL Incorporated at the conversion price of $61.25, subject to adjustment as described below (the "Conversion Price"), except that if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. As a result of the adjustments described above, after the recent corporate restructuring, the convertible notes became convertible into shares of NTL Incorporated common stock instead of shares of NTL Communications Corp. common stock and, as a consequence, the adjustments described below relate to NTL Incorporated instead of NTL Communications Corp. Upon conversion, no adjustment or payment will be made for interest, but if any holder surrenders a convertible note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the registered holder of such convertible note on such record date. In such event, such convertible note, when surrendered for conversion, need not be accompanied by payment of an amount equal to the interest payable on such interest payment date on the portion so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.


     The indenture provides that the Conversion Price is subject to adjustment upon the occurrence of certain events, including:

         (1) the issuance of shares of common stock as a dividend or distribution on the common stock;

         (2) the subdivision or combination of the outstanding common stock;

         (3) the issuance to substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share, as defined;


         (4) the distribution of shares of capital stock of NTL Incorporated (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (5) below) to all holders of common stock;



         (5) the distribution, by dividend or otherwise, of cash to all holders of common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by NTL Incorporated or any of its Subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of common stock outstanding on such date;



         (6) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by NTL Incorporated or any of its subsidiaries for common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by NTL Incorporated or any of its subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the current market price per share on the expiration of such tender offer times the number of shares of common stock outstanding on such date; and


         (7) the distribution to substantially all holders of common stock of rights or warrants to subscribe for securities (other than those referred to in clause (3) above). In the event of a distribution to substantially all holders of common stock of rights to subscribe for additional shares of Incorporated's capital stock (other than those referred to in clause (3) above), NTL may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a convertible note who converts such convertible note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of common stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.



     If NTL Incorporated reclassifies or changes its outstanding common stock, or consolidates with or merges into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted the convertible notes immediately before the effective date of the transaction.


     The indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

     In the indenture, the "current market price" per share of common stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of

         (1) 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination (as defined in the indenture) or

         (2) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.


     NTL is permitted to make such reductions in the Conversion Price as it, in its discretion, determines to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by NTL Incorporated to its stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

     The convertible notes are subordinate in right of payment to all existing and future Senior Debt. The indenture does not restrict the amount of Senior Debt or other Indebtedness of NTL or any Subsidiary of NTL.

     The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right of payment to the prior payment in full of all Senior Debt of NTL. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the convertible notes may be made unless

     (1) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and

     (2) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable.

     In addition, the indenture provides that if any of the holders of any issue of Senior Debt notify (the "Payment Blockage Notice") NTL and the trustee that a default has occurred giving the holders of such Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest, Liquidated Damages, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of

     (A) the date on which such event of default shall have been cured or waived or

     (B) 180 days from the date notice is received.

     Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

     Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of NTL or acceleration of the principal amount due on the convertible notes because of an Event of Default, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

     As a result of these subordination provisions, in the event of NTL's insolvency, holders of the convertible notes may recover ratably less than general creditors of NTL.

     If payment of the convertible notes is accelerated because of an Event of Default, NTL or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. NTL may not pay the convertible notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the convertible notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     The convertible notes are obligations exclusively of NTL. Since the operations of NTL are conducted through its Subsidiaries, the cash flow and the consequent ability to service debt, including the convertible notes, of NTL, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, NTL. The payment of dividends and the making of loans and advances to NTL by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Any right of NTL to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that NTL is itself recognized as a creditor of such Subsidiary, in which case the claims of NTL would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by NTL.


     On March 31, 1999, NTL had approximately $5.6 billion of indebtedness outstanding that would have constituted Senior Debt (excluding liabilities of a type not required to be reflected as a liability on the balance sheet of NTL in accordance with GAAP) and approximately $2.5 billion of indebtedness outstanding and other obligations of Subsidiaries of NTL (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheet of such subsidiaries in accordance with GAAP) as to which the convertible notes would have been structurally subordinated. The indenture will not limit the amount of additional indebtedness, including Senior Debt, which NTL can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities which any Subsidiary can create, incur, assume or guarantee.


     In the event that, notwithstanding the foregoing, the trustee or any holder of convertible notes receives any payment or distribution of assets of NTL of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all

Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The indenture provides that NTL may not consolidate or merge with or into (whether or not NTL is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, person or entity unless

         (1) NTL is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than NTL) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda, the Cayman Islands or of the United States, any state thereof or the District of Columbia;

         (2) the entity or person formed by or surviving any such consolidation or merger (if other than NTL) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations (including the due and punctual payment of Additional Amounts if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands) of NTL under the convertible notes and the indenture, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

         (3) immediately after such transaction no Default or Event of Default exists;

         (4) NTL or any entity or person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction; provided, however, that, if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

         (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

ADDITIONAL AMOUNTS

     The following provisions of this paragraph will apply only in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. All payments made by NTL on the convertible notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands (or any political subdivision or taxing authority thereof or therein) shall at any time be required in respect of any amounts to be paid by NTL under the convertible notes, NTL will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of a convertible note after such deduction or withholding shall be not less than the amounts specified in such convertible note to which such holder is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

         (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for

               (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation), other than the holding of a convertible note or the receipt of amounts payable in respect of a convertible note and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or

               (b) the presentation of a convertible note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the convertible note been presented on the last day of such period of 30 days;

         (2) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder of a convertible note, or, if different, the beneficial owner of the interest payable on a convertible note, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction a precondition to exemption from all or part of such tax, assessment or governmental charge;

         (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

         (4) any tax, assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount at maturity, redemption amount, Change of Control Payment, interest with respect to a convertible note or withholding from the proceeds of a sale or exchange of a convertible note;

         (5) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal amount at maturity, redemption amount, Change of Control Payment or interest with respect to a convertible note, if such payment can be made, and is in fact made, without such withholding by any other Paying Agent located inside the United States;

         (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a convertible note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held such convertible note;

         (7) any combination of items (1), (2), (3), (4), (5) and (6) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any convertible note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of such convertible note. All references to interest on the convertible notes in the indenture or the convertible notes shall include any Additional Amounts payable to NTL pursuant to this paragraph.

REPORTS

     Whether or not required by the rules and regulations of the Commission, so long as any convertible notes are outstanding, NTL will file with the Commission and furnish to the holders of the convertible notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or the equivalent thereof under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands), including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and with respect to the annual information only, a report thereon by NTL's certified independent accountants, in each case, as required by the rules and regulations of the Commission as in effect on the Issuance Date.

EVENTS OF DEFAULTS AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default:

         (1) default for 30 days in the payment when due of interest (and Additional Amounts, if applicable) on the convertible notes;

         (2) default in payment when due of principal on the convertible notes;

         (3) failure by NTL to comply with the provisions described under "-- Repurchase at the option of the holders";


         (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries (or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

         (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgements (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and

         (8) the revocation of a Material License.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described in "-- Subordination of convertible notes." Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding convertible notes will become due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the convertible notes then outstanding by notice to the trustee may on behalf of the holders of all of the convertible notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the convertible notes.

     NTL is required to deliver to the trustee annually a statement regarding compliance with the indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

BOOK-ENTRY, DELIVERY AND FORM

     The convertible notes sold within the United States to qualified institutional buyers were issued in the form of one or more global notes. The global notes were deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are Participants in such system or indirectly through organizations that are Participants in such system.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.


     NTL expects that pursuant to procedures established by DTC ownership of the convertible notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer convertible notes evidenced by the global notes will be limited to such extent.

     So long as the global note holder is the registered owner of any convertible notes, the global note holder will be considered the sole holder under the indenture of any convertible notes evidenced by the global notes. Beneficial owners of convertible notes evidenced by the global notes will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither NTL nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the convertible notes.

     Payments in respect of the principal of, interest and Liquidated Damages, if any, on any convertible notes registered in the name of the global note holder on the applicable record date will be payable by the Trustee to or at the direction of the global note holder in its capacity as the registered holder under the Indenture. Under the terms of the indenture, NTL and the trustee may treat the persons in whose names convertible notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither NTL nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of convertible notes (including principal, interest and Liquidated Damages, if any). NTL believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Convertible Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

CERTIFICATED NOTES


     The convertible notes sold to a limited number of "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (4) or (7) under the Securities Act) were issued in the form of registered definitive certificates. Furthermore, subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the trustee, exchange such beneficial interest for convertible notes evidenced by certificated securities. Upon any such issuance, the trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if


         (1) NTL notifies the trustee in writing that DTC is no longer willing or able to act as a depositary and NTL is unable to locate a qualified successor within 90 days or

         (2) NTL, at its option, notifies the trustee in writing that it elects to cause the issuance of convertible notes in the form of certificated securities under the Indenture, then, upon surrender by the global note holder of its global notes, convertible notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related convertible notes.

     Neither NTL nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of convertible notes and NTL and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange convertible notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the indenture. NTL is not required to transfer or exchange any convertible note selected for redemption. Also, NTL is not required to transfer or exchange any convertible note for a period of 15 days before a selection of convertible notes to be redeemed.

     The registered holder of a convertible note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding convertible notes (including consents obtained in connection with a tender offer or exchange offer for convertible notes), and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding convertible notes (including consents obtained in connection with a tender offer or exchange offer for convertible notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any convertible notes held by a nonconsenting holder of convertible notes)


         (1) reduce the principal amount of convertible notes whose holders must consent to an amendment, supplement or waiver,


         (2) reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes,

         (3) reduce the rate of or change the time for payment of interest on any Convertible Note,

         (4) waive a default in the payment of principal of or interest or Liquidated Damages, if any, on any convertible notes (except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration),

         (5) make any convertible note payable in money other than that stated in the convertible notes,

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of convertible notes to receive payments of principal of or interest or Liquidated Damages, if any, on the convertible notes,

         (7) waive a redemption payment with respect to any convertible note,

         (8) impair the right to convert the convertible notes into common stock,

         (9) modify the conversion or subordination provisions of the indenture in a manner adverse to the holders of the convertible notes or

         (10) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of convertible notes, NTL and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of certificated convertible notes, to provide for the assumption of NTL's obligations to holders of the convertible notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an Event of Default shall occur (which shall not have been cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and the Registration Rights Agreement without charge by writing to NTL, 110 East 59th Street,

New York, New York 10022, Attention: Richard J. Lubasch, Esq., Senior Vice President, General Counsel and Secretary.

DEFINITIONS

     Set forth below are selected defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this "Description of the Convertible Notes" section of the prospectus for which no definition is provided.

     "Annualized Pro Forma EBITDA" means, with respect to any person, such person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

     "Change of Control" means

         (1) the sale, lease or transfer of all or substantially all of the assets of NTL to any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder),

         (2) the approval by the requisite stockholders of NTL of a plan of liquidation or dissolution of NTL,

         (3) any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the voting stock of NTL and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of NTL is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

         (4) during any period of two consecutive years, individuals who at the beginning of such period constituted NTL's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of NTL was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of NTL's Board of Directors then in office.

     "Consolidated Interest Expense" means, for any person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and noncash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such person and its Subsidiaries (other than Non-Restricted Subsidiaries) during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries (other than Non-Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided that

         (1) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,

         (2) the Net Income of any person that is a Subsidiary (other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,

         (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

         (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Convertible Notes mature.

     "EBITDA" means, for any person, for any period, an amount equal to

         (1) the sum of

               (a) Consolidated Net Income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus

               (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus

               (c) Consolidated Interest Expense for such period, plus

               (d) depreciation for such period on a consolidated basis, plus

               (e) amortization of intangibles for such period on a consolidated basis, plus

               (f) any other noncash item reducing Consolidated Net Income for such period, minus

         (2) all noncash items increasing Consolidated Net Income for such period, all for such person and its Subsidiaries determined in accordance with GAAP consistently applied.

     "Excess Payment" means the excess of

         (A) the aggregate of the cash and value of other consideration paid by the Company or any of its Subsidiaries with respect to shares acquired in a tender offer or other negotiated transaction over

         (B) the market value of such acquired shares after giving effect to the completion of a tender offer or other negotiated transaction.

     "Exchange Rate Contract" means, with respect to any person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "Existing Convertible Notes" means NTL's 7% Convertible Subordinated Notes Due 2008.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

     "Global Notes" means the Rule 144A Global Notes.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases and sale-and-leaseback transactions) or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable if and to the extent any of the foregoing indebtedness (other than obligations under an Exchange Rate Contract or an Interest Rate Agreement) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also include to the extent not otherwise included, the Guarantee of items which would be included within this definition.

     "Interest Rate Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

     "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

     "Material License" means a license to operate a cable or telephone system held by NTL or any its Subsidiaries which system at the time of determination covers a number of Net Households which equals exceeds 5% of the aggregate number of Net Households covered by all of the licenses to operate cable telephone systems held by NTL and its Subsidiaries at such time.

     "Material Subsidiary" means

     (1) NTL UK Group, Inc. (formerly known as OCOM Sub II, Inc.), NTL Group Limited, CableTel Surrey, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and

     (2) any other Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date of the Indenture).

     "Net Income" means, with respect to any person for a specific period, the net income (loss) of such person during such period, determined in accordance with GAAP, excluding, however, any gain (but not loss) during such period, together with any related provision for taxes on such gain (but not loss), realized during such period in connection with any Asset Sale (as defined in the Indenture) (including, without limitation, dispositions pursuant to sale-and-leaseback transactions), and excluding any extraordinary gain (but not loss) during such period, together with any related provision for taxes on such extraordinary gain (but not loss).

     "10% Notes" means NTL's 10% Series B Senior Notes Due 2007 outstanding at any given time.

     "12 3/4% Notes" means NTL's 12 3/4% Series A Senior Deferred Coupon Notes Due 2005 outstanding at any given time.

     "11 1/2% Deferred Coupon Notes" means NTL's 11 1/2% Series B Senior Deferred Coupon Notes Due 2006 outstanding at any given time.

     "10 3/4% Notes" means NTL's 10 3/4% Senior Deferred Coupon Notes Due 2008 and NTL's 10 3/4% Series B Senior Deferred Coupon Notes due 2008 outstanding at any given time.

     "9 3/4% Notes" means NTL's 9 3/4% Senior Deferred Coupon Notes Due 2008 and NTL's 9 3/4% Series B Deferred Coupon Notes Due 2008 outstanding at any given time.

     "9 1/2% Notes" means NTL's 9 1/2% Senior Notes Due 2008 and NTL's 9 1/2% Series B Deferred Coupon Notes Due 2008 outstanding at any given time.

     "11 1/2% Notes" means NTL's 11 1/2% Senior Notes Due 2008 and NTL's 11 1/2% Series B Senior Notes Due 2008 outstanding at any given time.

     "12 3/8% Notes" means NTL's 12 3/8% Senior Deferred Coupon Notes Due 2008 and NTL's 12 3/8% Series B Senior Deferred Coupon Notes Due 2008 outstanding at any given time.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Designee" means

     (1) a spouse or a child of a Permitted Holder,

     (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

     (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

     (4) any person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied after giving effect to the following:

         (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale (as defined in the Indenture), Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and

         (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; and provided further that, with respect to NTL, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of NTL.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock.

     "Restricted Subsidiary" means any Subsidiary of NTL which is not a Non-Restricted Subsidiary.


     "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such preferred stock.


     "Senior Debt" means the principal of, interest on and other amounts due on

         (1) Indebtedness of NTL, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by NTL, for money borrowed from banks or other financial institutions;

         (2) Indebtedness of NTL, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by NTL in compliance with the Indenture, including, without limitation, the Senior Notes; and

         (3) Indebtedness of NTL under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements:

unless, in the instrument creating or evidencing or pursuant to which Indebtedness under (1) or (2) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Convertible Notes. Senior Debt includes, with respect to the obligations described in clauses (1) and (2) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to NTL, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

         (a) Indebtedness of or amounts owed by NTL for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services;

         (b) Indebtedness of NTL to a Subsidiary of NTL; or

         (c) the Existing Convertible Notes.

     "Senior Notes" means the 10% Notes, the 12 3/4% Notes, the 11 1/2% Deferred Coupon Notes, the 10 3/4% Notes, the 9 3/4% Notes, the 9 1/2% Notes, the 11 1/2% Notes and the 12 3/8% Notes.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which (except directors' qualifying shares) is at the time owned directly or indirectly by NTL.

                              REGISTRATION RIGHTS

     The following summary of selected provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.

     NTL Communications Corp. entered into the registration rights agreement pursuant to which it agreed, at its expense, for the benefit of the holders of the offered securities to file with the Commission the registration statement covering resale of the offered securities, by March 16, 1999. NTL Communications Corp. will use its best efforts to cause the registration statement to become effective as promptly as is practicable, but in any event by June 14, 1999, and to keep the registration statement effective until the earlier of

         (1) the sale pursuant to the registration statement of all the offered securities registered thereunder and

         (2) the expiration of the holding period applicable to such offered securities held by persons that are not affiliates of NTL under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.


     NTL Communications Corp. will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. NTL Communications Corp. agreed to pay predetermined liquidated damages as described herein ("Liquidated Damages") to holders of offered securities if the Registration Statement is not timely filed or made effective or if this Prospectus is unavailable for periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured


         (1) in respect of any convertible note, at a rate per annum equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter on an amount equal to the sum of the Issue Price of the convertible note and

         (2) in respect of each share of common stock, at a rate per annum equal to 0.25% for the first 90 day period and 0.5% thereafter on the then applicable conversion price for a share of common stock which equals the Issue Price of $1,000 principal amount of convertible note divided by the Conversion Rate in effect.

     Selling securityholders must complete and deliver to us a notice and questionnaire the form of which was sent to all holders of record known to us, at least three business days prior to any intended distribution of offered securities pursuant to the registration statement. Holders of offered securities are required to complete and deliver the questionnaire prior to the effectiveness of the registration statement so that such holders may be named as selling securityholders in this prospectus at the time of effectiveness. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us, from a selling securityholder following the effectiveness of the registration statement, we will, as promptly as practicable but in any event within five business days of such receipt, file such amendments to the registration statement or supplements to this prospectus as are necessary to permit such selling securityholder to deliver this prospectus, including any supplements hereto, to purchasers of offered securities (subject to our right to suspend the use of this prospectus as described above). We have agreed to pay Liquidated Damages in the amount set forth above to holders of offered securities if we fail to make such filing in the time required or, if such filing is a post-effective amendment to the registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing thereof.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of NTL Incorporated consists of 400,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. In this section of the prospectus entitled "Description of Capital Stock", references to NTL are to NTL Incorporated and not to any of its subsidiaries. References in this section "Description of Capital Stock" to NTL, "we" or "us" are to NTL Incorporated. At the close of business on May 28, 1999:


         (1) approximately 60,470,000 shares of common stock were issued and outstanding;

         (2) no shares of common stock were held by NTL in its treasury;

         (3) approximately 125,000 shares of the 13% preferred stock were issued and outstanding;

         (4) 1,000,000 shares of series A junior participating preferred stock, the "rights preferred stock", were reserved for issuance pursuant to the rights agreement;

         (5) approximately 17,057,000 shares of common stock were reserved for issuance pursuant to the conversion of the 7% convertible notes;

         (6) approximately 2,880,000 shares of common stock were reserved for issuance upon the exercise of certain warrants;

         (7) approximately 16,144,000 shares of common stock were reserved for issuance pursuant to various NTL employee and director stock options;

         (8) 125,280 shares of 9.9% non-voting mandatorily redeemable preferred stock, series A, the "9.9% preferred stock, series A", were issued and outstanding;

         (9) 52,217 shares of 9.9% non-voting mandatorily redeemable preferred stock, series B, the "9.9% preferred stock, series B", were issued and outstanding;

         (10) 500,000 shares of 5 1/4% convertible preferred stock, series A, the "5 1/4% preferred stock", were issued and outstanding; and

         (11) 4,447.92 shares of 5 1/4% convertible preferred stock, series B, the "5 1/4% preferred stock, series B" and, together with the 5 1/4% preferred stock, series A, the "5 1/4% preferred stock", were issued and outstanding.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders of NTL and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of NTL, holders of common stock would be entitled to share ratably in all of our assets available for distribution to holders of common stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities, and there are no redemption provisions with respect to such shares. All of the outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series and to fix as to any such series the designation, title, voting powers and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, without any further vote or action by our stockholders.

     13% Preferred Stock.   The 13% preferred stock ranks prior to the common
stock, rights preferred stock and 9.9% preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 13% preferred stock has a liquidation preference of $1,000. Holders of shares of 13% preferred stock are entitled to receive, when, as and if declared by our board of directors, quarterly dividends per share at a rate of 13% per annum. Dividends accruing on or prior to February 15, 2004, may, at our option, be paid in cash, by issuing additional shares of 13% preferred stock having an aggregate liquidation preference equal to the amount of such dividends, or in any combination of the foregoing. Dividends accruing after February 15, 2004 must be paid in cash. We may redeem any or all of the 13% preferred stock on or after February 15, 2002 at declining redemption prices as set forth in the certificate of designation with respect to the 13% preferred stock, plus accrued and unpaid dividends to the date of redemption. We must redeem all outstanding shares of 13% preferred stock on February 15, 2009 at a price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption.

     Holders of 13% preferred stock have no general voting rights, except as otherwise required under the DGCL and except in certain circumstances as set forth in the certificate of designation with respect to the 13% preferred stock including

         (1) amending certain rights of the holders of the 13% preferred stock and

         (2) the issuance of any class of equity securities that ranks on a parity with or senior to the 13% preferred stock, other than additional shares of the 13% preferred stock issued in lieu of cash dividends or parity securities issued to finance the redemption by us of the 13% preferred stock.

     In addition, if

         (1) dividends are in arrears for six quarterly periods (whether or not consecutive) or

         (2) we fail to make a mandatory redemption or an offer to purchase all of the outstanding shares of 13% preferred stock following an 13% preferred stock Change of Control Triggering Event, as defined in the certificate of designation with respect to the 13% preferred stock, as required or fail to pay pursuant to such redemption or offer, holders of a majority of the outstanding shares of 13% preferred stock, voting as a class, will be entitled to elect two directors to our board of directors. In the event of an 13% preferred stock Change of Control Triggering Event, we will, subject to certain conditions, offer to purchase all outstanding shares of 13% preferred stock at a purchase price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase. Moreover, in the event of an 13% preferred stock Change of Control Call Event, as defined in the certificate of designation with respect to the 13% preferred stock, we will have the option to redeem all of the outstanding shares of 13% preferred stock at a redemption price equal to 100% of the liquidation preference thereof plus the applicable premium and accrued and unpaid dividends to the date of repurchase.

     On any scheduled dividend payment date, we may, at our option, exchange all, but not less than all, of the shares of 13% preferred stock then outstanding into our 13% series B subordinated exchange debentures due 2009.

     9.9% preferred stock, series A.   The 9.9% preferred stock, series A ranks
prior to the common stock and rights preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 9.9% preferred stock, series A has a liquidation preference of $1,000 per share. Holders of shares of 9.9% preferred stock, series A are entitled to receive, when, as and if declared by our board of directors cumulative dividends at a rate of 9.9% per annum of the Stated Value of $1,000. Dividends are payable on the 9.9% preferred stock, series A on the date that the 9.9% preferred stock, series A is redeemed. Dividends may, at our option, be paid in cash, by issuing shares of common stock or by issuing shares of convertible preferred stock, or in any combination of the foregoing. We may redeem any or all of the 9.9% preferred stock, series A at any time at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends to the date of redemption. We must redeem all outstanding shares of 9.9% preferred stock, series A on September 21, 2008 at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends to the date of redemption. If we have not exercised our right to optionally redeem the 9.9% preferred stock, series A by December 22, 1998, we shall mandatorily redeem all of the outstanding shares of 9.9% preferred stock, series A at a redemption price equal to $1,000 per share plus accrued and unpaid dividends to the date of redemption. We, at our option, may effect the mandatory redemption of the 9.9% preferred stock, series A, in cash, in exchange for shares of common stock, in exchange for shares of convertible preferred stock or in any combination of the foregoing.

     Holders of 9.9% preferred stock, series A have no general voting rights, except as otherwise required under the DGCL and except in certain circumstances as set forth in the certificate of designation with respect to the 9.9% preferred stock, series A including amending certain rights of the holders of the 9.9% preferred stock, series A. No approval is required of the holders of the 9.9% preferred stock, series A for the issuance of any other class of equity securities.

     Convertible preferred stock.   The convertible preferred stock, par value
$.01 per share, the "convertible preferred stock", may be issued, at our option, in redemption of the 9.9% preferred stock. The convertible preferred stock, if issued, will rank prior to the common stock, the rights preferred stock and any other class of capital stock or series of preferred stock that by its terms ranks junior to the convertible preferred stock, collectively "junior stock", with respect to dividend rights and rights on liquidation, winding up and dissolution. Each share of convertible preferred stock will have a liquidation preference of $1,000. Holders of convertible preferred shares will be entitled to receive, when as and if declared by our board of directors, cumulative dividends from the date that the convertible preferred stock is issued in accordance to the following terms

         (1) dividends will be declared in preference to dividends on any junior stock;

         (2) dividends will be paid at a rate determined at the time of issuance of the convertible preferred stock, and

         (3) dividends may be paid, in our sole discretion, in cash, by issuing shares of common stock or by issuing additional shares of convertible preferred stock or any combination of the foregoing. Dividends will accrue semi-annually from the second anniversary of the issuance of the convertible preferred stock.

     The convertible preferred shares will be redeemable at any time, in whole or in part, at our option, for $1,000 in cash per share. After the third anniversary of their issuance, the convertible preferred stock may be redeemed, at our option, for shares of common stock. The convertible preferred stock is mandatorily redeemable on the tenth anniversary of its issuance at a redemption price of $1,000 per share in cash or for shares of common stock. The convertible preferred stock will be convertible at the option of the holders thereof at any time into an amount of shares of common stock determined in accordance with a formula set forth in the certificate of designation relating thereto, subject to adjustment in certain circumstances.

     The holders of convertible preferred stock will have no voting rights, except as required by law and as provided in the certificate of designations relating thereto. convertible preferred stock holders may elect two new members of our board of directors if the accumulation of accrued and unpaid dividends on the outstanding convertible preferred stock constitutes an amount equal to three semi-annual dividends.

     9.9% preferred stock, series B.   The 9.9% preferred stock, series B ranks
prior to the common stock and the rights preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 9.9% preferred stock, series B has a liquidation preference of $1,000 per share. Holders of shares of 9.9% preferred stock, series B are entitled to receive, when, as and if declared by our board of directors dividends at a rate of 9.9% per annum of the Stated Value of $1,000. Dividends are payable on the 9.9% preferred stock, series B on the date that the 9.9% preferred stock, series B is redeemed. Dividends may, at our option, be paid in cash, by issuing shares of common stock, or in any combination of the foregoing. We may redeem any or all of the 9.9% preferred stock, series B at any time at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends to the date of redemption. We must redeem all outstanding shares of 9.9% preferred stock, series B on December 21, 2008 at a redemption price equal to $1,000 per share, plus accrued and unpaid dividends to the date of redemption. If we have not exercised our right to optionally redeem the 9.9% preferred stock, series B by June 15, 2000, we shall mandatorily redeem all of the outstanding shares of 9.9% preferred stock, series B at a redemption price equal to $1,000 per share plus accrued and unpaid dividends to the date of redemption. We must also redeem all outstanding shares of 9.9% preferred stock, series B in the event of a Reorganization, as defined in the certificate of designation with respect to the 9.9% preferred stock, series B, subject to certain exceptions. We, at our option, may effect the mandatory redemption of the 9.9% preferred stock, series B in cash, in exchange for shares of common stock, or in any combination of the foregoing.

     Holders of the 9.9% preferred stock, series B have no general voting rights, except as otherwise required under the DGCL and except in certain circumstances as set forth in the certificate of designation with respect to the 9.9% preferred stock, series B, including amending certain rights to the holders of the 9.9% preferred stock, series B.

     5 1/4% convertible preferred stock, series A.   The 5 1/4% preferred stock,
series A, ranks prior to the common stock, the rights preferred stock, the 9.9% preferred stock, series A, and the 9.9% preferred stock, series B, and junior only to the 13% preferred stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 5 1/4% preferred stock, series A, has a liquidation preference of $1,000, plus any accrued and unpaid dividends. Holders of shares of 5 1/4% preferred stock, series A, are entitled to receive, when, as and if declared by our board of directors quarterly dividends per share at a rate of 5 1/4% per annum. Dividends may be paid, at our option, either in

         (1) cash,

         (2) common stock or

         (3) additional shares of preferred stock having terms substantially similar to the 5 1/4% preferred stock, series A, "additional preferred", except that the conversion rate and value of the shares of such additional preferred shall be increased for each dividend payment date after the first dividend payment date by a compounding factor set forth in the certificate of designations with respect to the 5 1/4% preferred stock, series A.

     We may redeem any or all of the 5 1/4% preferred stock, series A, on the earlier of

         (1) seven years from the issue date and

         (2) that date when the common stock has for a period of over 25 trading days traded at a value over $120 per share, at our option, for either

               (A) cash in an amount of $1,000 per share of 5 1/4% preferred stock, series A, plus accrued and unpaid dividends,

               (B) common stock valued at $1,025 per share of 5 1/4% preferred stock, series A, plus accrued and unpaid dividends, in the case of a redemption occurring at least seven years from the issue date,

               (C) common stock valued at $1,000 per share of 5 1/4% preferred stock, series A, plus accrued and unpaid dividends, in the case of a redemption due to the trading value of the common stock over a 25-day period, or

               (D) any combination of cash and common stock at a redemption price based on the respective combination of the consideration. Holders of shares of 5 1/4% preferred stock have the option to require us to redeem all outstanding shares of 5 1/4% preferred stock on and after January 28, 2009, at a price equal to 100% of the liquidation preference thereof, payable in cash, common stock, or any combination thereof.

     We must redeem all shares of 5 1/4% preferred stock, series A, that remain outstanding on the twentieth anniversary of the issue date at a redemption price equal to $1,000 per share, payable at our option in cash, common stock or any combination thereof, plus accrued and unpaid dividends.

     Holders of shares of 5 1/4% preferred stock, series A, have no general voting rights, except as otherwise required by law and except in certain circumstances as set forth in the certificate of designations with respect to the 5 1/4% preferred stock, series A, including

         (1) if dividends are in arrears for six quarterly periods (whether or not consecutive),

         (2) for purposes of amending certain rights of the holders of shares of the 5 1/4% preferred stock or

         (3) to approve the issuance of any equity securities that rank on a parity with or senior to the 5 1/4% preferred stock, series A, or the increase of the authorized amounts of any such other class or series, other than shares of additional preferred or shares of securities that rank on a parity with or senior to the 5 1/4% preferred stock, series A, issued in order to refinance, redeem or refund the 13% preferred stock, provided the maximum accrual value of such securities may not exceed the maximum accrual value of the 13% preferred stock.

     Holders of shares of 5 1/4% preferred stock, series A, have the right, at any time and from time to time, to convert any or all outstanding shares of 5 1/4% preferred stock, series A, held by them (but not any fractional shares) into common stock, such that each share of the 5 1/4% preferred stock, series A, is convertible into 10 shares of common stock, subject to adjustment in accordance with the certificate of designations; provided, that the number of shares of common stock deliverable upon conversion of the 5 1/4% preferred stock, series A, (together with the conversion of any shares of additional preferred) shall not exceed 7,590,994, subject to adjustment in accordance with the certificate of designations.

     5 1/4% convertible preferred stock, series B.   The 5 1/4% preferred stock,
series B, ranks prior to the common stock, the rights preferred stock, the 9.9% preferred stock, series A, and the 9.9% preferred stock, series B, and junior only to the 13% preferred stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, and each share of 5 1/4% preferred stock, series B, has a liquidation preference of $1,000, plus any accrued and unpaid dividends. Holders of shares of 5 1/4% preferred stock, series B, are entitled to receive, when, as and if declared by our board of directors quarterly dividends per share at a rate of 5 1/4% per annum. Dividends may be paid, at our option, either in

         (1) cash,

         (2) common stock or

         (3) additional shares of preferred stock having terms substantially similar to the 5 1/4% preferred stock, series B, "additional preferred", except that the conversion rate and value of the shares of such additional preferred shall be increased for each dividend payment date after the first dividend payment date by a compounding factor set forth in the certificate of designations with respect to the 5 1/4% preferred stock.

     We may redeem any or all of the 5 1/4% preferred stock, series B, on the earlier of

         (1) January 28, 2006 and

         (2) that date when the common stock has for a period of over 25 trading days traded at a value over $120 per share, at our option, for either

               (A) cash in an amount of $1,000 per share of 5 1/4% preferred stock, series B, plus accrued and unpaid dividends,

               (B) common stock valued at $1,025 per share of 5 1/4% preferred stock, series B, plus accrued and unpaid dividends, in the case of a redemption occurring on or after January 28, 2006,

               (C) common stock valued at $1,000 per share of 5 1/4% preferred stock, series B, plus accrued and unpaid dividends, in the case of a redemption due to the trading value of the common stock over a 25-day period, or

               (D) any combination of cash and common stock at a redemption price based on the respective combination of the consideration. Holders of shares of 5 1/4% preferred stock, series B, have the option to require us to redeem all outstanding shares of 5 1/4% preferred stock, series B, on and after January 28, 2009, at a price equal to 100% of the liquidation preference thereof, payable in cash, common stock, or any combination thereof.

     We must redeem all shares of 5 1/4% preferred stock, series B, that remain outstanding on January 28, 2019 at a redemption price equal to $1,000 per share, payable at our option in cash, common stock or any combination thereof, plus accrued and unpaid dividends.

     Holders of shares of 5 1/4% preferred stock, series B, have no general voting rights, except as otherwise required by law and except in certain circumstances as set forth in the certificate of designations with respect to the 5 1/4% preferred stock, series B, including

         (1) if dividends are in arrears for six quarterly periods (whether or not consecutive),

         (2) for purposes of amending certain rights of the holders of shares of the 5 1/4% preferred stock, series B, or

         (3) to approve the issuance of any equity securities that rank on a parity with or senior to the 5 1/4% preferred stock, series B, or the increase of the authorized amounts of any such other class or series, other than shares of additional preferred or shares of securities that rank on a parity with or senior to the 5 1/4% preferred stock, series B, issued in order to refinance, redeem or refund the 13% preferred stock, provided the maximum accrual value of such securities may not exceed the maximum accrual value of the 13% preferred stock.

     Holders of shares of 5 1/4% preferred stock, series B, have the right, at any time and from time to time, to convert any or all outstanding shares of 5 1/4% preferred stock, series B, held by them (but not any fractional shares) into common stock, such that each share of the 5 1/4% preferred stock is convertible into a number of shares of common stock specified in the certificate of designations as adjusted by the Relevant Compounding Factor, as defined in the certificate of designations relating to the 5 1/4% preferred stock, series B, subject to adjustment in accordance with the certificate of designations; provided, that the number of shares of common stock deliverable upon conversion of the 5 1/4% preferred stock, series B, (together with the conversion of any shares of additional preferred) shall not exceed 7,590,994, subject to adjustment in accordance with the certificate of designations.

CERTAIN SPECIAL CHARTER PROVISIONS

     Our restated certificate of incorporation, as amended, the "charter", contains the provisions described below. Such charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover making it more difficult to remove or change the composition of our incumbent board of directors and its officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

     Classified board and filling of vacancies on the board of directors.   The
charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that vacancies on our board of directors that may occur between annual meetings may be filled by our board of directors. In addition, this provision specifies that any director elected to fill a vacancy on our board of directors will serve for the balance of the term of the replaced director.

     Removal of directors.   The charter provides that directors can be removed
only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds of the combined voting power of NTL.

     Voting requirement for certain business combinations.   The charter also
provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of the voting power of NTL shall be necessary to approve any "business combination", as hereinafter defined, proposed by an "interested stockholder", as hereinafter defined. The additional voting requirements will not apply, however, if:

         (1) the business combination was approved by not less than a majority of the continuing directors or

         (2) a series of conditions are satisfied requiring, in summary, the following:

               (A) that the consideration to be paid to our stockholders in the business combination must be at least equal to the higher of (x) the highest per-share price paid by the interested stockholder in acquiring any shares of common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder, such date is referred to herein as the "determination date", whichever is higher or (y) the fair market value per share of common stock on the announcement date or determination date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event (non-cash consideration is treated similarly) and

               (B) certain "procedural" requirements are complied with, such as the Consent Solicitation of proxies pursuant to the rules of the Commission and no decrease in regular dividends (if any) after the interested stockholder became an interested stockholder (except as approved by a majority of the continuing directors).

     An "interested stockholder" is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than us and any employee stock plans sponsored by us, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an interested stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested stockholders participate fully in all stockholder voting.

     A "business combination" includes the following transactions:

         (1) merger or consolidation of us or any subsidiary of ours with an interested stockholder or with any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

         (2) the sale or other disposition by us or a subsidiary of ours of assets having a fair market value of $5,000,000 or more if an interested stockholder (or an affiliate thereof) is a party to the transaction;

         (3) the adoption of any plan or proposal for the liquidation or dissolution of NTL proposed by or on behalf of an interested stockholder (or an affiliate thereof); or

         (4) any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of the outstanding stock (or securities convertible into stock) of NTL or a subsidiary owned by an interested stockholder (or an affiliate thereof). Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

     The term "continuing directors" means any member of our board of directors, while such person is a member of our board of directors, who is not an Affiliate or Associate or representative of the interested stockholder and was a member of our board of directors prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing director while such successor is a member of the our board of directors, who is not an Affiliate or Associate or representative of the interested stockholder and is recommended or elected to succeed the continuing director by a majority of continuing directors.

     Voting requirements for certain amendments to the charter.   The charter
provides that the provisions set forth in this section under the heading "Certain special charter provisions" may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders or not less than two-thirds of the voting power of NTL. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of NTL from avoiding the requirements of the provisions discussed above by simply amending or repealing such provisions.

SECTION 203 OF THE DGCL

     Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that such stockholder becomes an interested stockholder, unless

         (1) prior to such time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation,

         (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and certain employee stock plans or

         (3) at or after such time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A business combination includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

NTL RIGHTS AGREEMENT

     On August 27, 1993, our board of directors adopted the rights agreement. The rights agreement provides that one right will be issued with each share of common stock issued (whether originally issued or from our treasury) on or after October 13, 1993 and prior to the rights distribution date, as defined herein. The rights are not exercisable until the rights distribution date and will expire at the close of business on October 13, 2003 unless previously redeemed by us as described below. When exercisable, each right entitles the owner to purchase from us one one-hundredth of a share of rights preferred stock at a purchase price of $100.00. A holder of convertible notes will not be entitled to receive rights unless such holder converts such convertible notes into shares of common stock prior to the rights distribution date.

     Except as described below, the rights will be evidenced by the common stock certificates. The rights will separate from the common stock and a "rights distribution date" will occur upon the earlier of

         (1) 10 days following a public announcement that a person or group of affiliated or associated persons, an "acquiring person", has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the common stock, the "stock acquisition date", and

         (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     After the rights distribution date, rights certificates will be mailed to holders of record of the common stock as of the rights distribution date and thereafter the separate rights certificates alone will represent the rights.

     The rights preferred stock issuable upon exercise of the rights will be entitled to a minimum preferential quarterly dividend payment of $0.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock other than one payable in common stock. In the event of liquidation, the holders of the rights preferred stock will be entitled to a minimum preferential liquidation payment of $1.00 per share plus accrued and unpaid dividends and will be entitled to an aggregate payment of 100 times the payment made per share of the common stock. Each share of rights preferred stock will have 100 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of the common stock are changed or exchanged, each share of rights preferred stock will be entitled to receive 100 times the amount received per share of the common stock. These rights are protected by customary antidilution provisions. Because of the nature of the rights preferred stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of rights preferred stock purchasable upon exercise of each Right should approximate the value of one share of the common stock.

     In the event that a person becomes an acquiring person (except pursuant to a tender offer or an exchange offer for all outstanding shares of common stock at a price and on terms determined by at least a majority of the members of our board of directors who are not officers of NTL and who are not representatives, nominees, affiliates or associates of an acquiring person, to be fair to our stockholders and otherwise in our best interests and the best interests of our stockholders, a "qualifying offer"), each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, the common stock (or, in certain circumstances, cash, property or other of our securities) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of any such event, all rights that are or (under certain circumstances specified in the rights agreement) were beneficially owned by any acquiring person (or certain related parties) will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

     In the event that, at any time following the stock acquisition date,

         (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation or the common stock is changed or exchanged (other than a merger which follows a qualifying offer and satisfies certain other requirements) or

         (2) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     At any time until 10 days following the stock acquisition date, we may redeem the right in whole, but not in part, at a price of $0.01 per right. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of the rights will be to receive the $0.01 redemption price.

     Until a right is exercised, the holder thereof, as such, shall have no rights as a stockholder of NTL, including without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for the common stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal terms of the rights, any of the provisions of the rights agreement may be amended by our board of directors prior to the rights distribution date. After the rights distribution date, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person) or to shorten or lengthen any time period under the rights agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

     The rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval of our board of directors. The effect of the rights may be to inhibit a change in control of NTL (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to our stockholders.

                       DESCRIPTION OF OTHER INDEBTEDNESS


     Each of the following are summaries of NTL Communications Corp.'s or its subsidiaries existing debt instruments. You should refer to the relevant agreements for a full description of the terms of those debt instruments. See "Where you can find more information about us." Capitalized terms used and not defined below have the meanings set forth in such debt instruments.


THE 12 3/4% NOTES

     In April 1995, NTL Communications Corp. issued $277,803,500 aggregate principal amount at maturity of its 12 3/4% senior deferred coupon notes due 2005, the "old 12 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to NTL Communications Corp. of approximately $150 million. The old 12 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act or in transactions complying with Regulation S under the Securities Act. On August 18, 1995 NTL Communications Corp. issued $277,803,500 aggregate principal amount at maturity of the 12 3/4% series A senior deferred coupon notes due 2005, the "12 3/4% notes", in exchange for the old 12 3/4% notes pursuant to the indenture relating thereto, the "12 3/4% notes indenture". The terms of the 12 3/4% notes are identical in all material respects to the old 12 3/4% notes except for certain transfer restrictions and registration rights applicable to the old 12 3/4% notes. The old 12 3/4% notes were cancelled on August 18, 1995 on consummation of the exchange offer which was made pursuant to our prospectus dated July 18, 1995, forming part of the registration statement on Form S-4 (File No. 33-92794) filed with the Commission on May 26, 1995.

     The 12 3/4% notes accrete at a rate of 12 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $277,803,500. Cash interest on the 12 3/4% notes does not accrue until prior to April 15, 2000. Thereafter, the 12 3/4% notes accrue interest in cash at the rate of 12 3/4% per annum on the principal amount payable semiannually on April 15 and October 15 of each year, commencing October 15, 2000 to holders of record on the immediately preceding April 1, and October 1. The 12 3/4% notes mature on April 15, 2005. The 12 3/4% notes are redeemable, at NTL Communications Corp.'s option at any time, in whole or in part, on or after April 15, 2000 at the redemption prices set forth in the 12 3/4% notes indenture, plus any unpaid interest, if any, to the date of redemption. The 12 3/4% notes may also be redeemed at NTL Communications Corp.'s option in whole but not in part in some circumstances where additional amounts, as defined in the 12 3/4% notes indenture, are payable under the 12 3/4% notes. In those circumstances the 12 3/4% notes to be repurchased must be repurchased at 100% of Accreted Value, or, as the case may be, principal amount thereof. Upon a Change of Control Triggering Event, as defined in the 12 3/4% notes indenture, holders of the 12 3/4% notes have the right to require NTL Communications Corp. to repurchase all or any part of the 12 3/4% notes at a repurchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 12 3/4% notes and other Qualified Senior Notes, as defined in the 12 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the Accreted Value or, as the case may be, principal amount thereof plus accrued and unpaid interest. The 12 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments, the incurrence of additional Indebtedness, the creation of certain Liens, certain Asset Sales, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 12 3/4% notes are senior unsecured obligations of NTL Communications Corp. ranking equal in right of payment of principal and interest with all of NTL Communications Corp.'s other existing and future senior unsecured obligations and rank senior to all of NTL Communications Corp.'s other existing and future subordinated debts, including, without limitation, the convertible notes and the existing convertible notes.

     In January 1996, NTL Communications Corp. obtained the necessary consents of the registered holders of the 12 3/4% notes to certain proposed amendments to the 12 3/4% notes indenture. On January 22, 1996, NTL Communications Corp. and Chemical Bank, now known as The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect those amendments. In general, the amendments modified the 12 3/4% notes indenture by amending the covenant entitled "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" and other provisions to facilitate the arrangement of our then proposed credit facilities and other financings and make certain conforming and other changes to the 12 3/4% notes indenture.

     In October 1998, NTL Communications Corp. received the necessary consents of registered holders of the 12 3/4% notes to amend the 12 3/4% notes indenture so as to allow NTL Communications Corp and its subsidiaries to take certain actions that were previously prohibited under the 12 3/4% notes indenture, particularly regarding the financing of NTL Communications Corp.'s and its subsidiaries' business and pending and future acquisitions, including NTL Communications Corp.'s acquisition of Partners. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 12 3/4% notes indenture and the existing 10 3/4% notes, 9 3/4% notes and 9 1/2% notes indentures. On October 14, 1998, we and The Chase Manhattan Bank, as trustee, executed a second supplemental indenture to effect such amendment.

THE 11 1/2% DEFERRED COUPON NOTES

     In January 1996, NTL Communications Corp. issued $1,050 million aggregate principal amount at maturity of its 11 1/2% series A senior deferred coupon notes due 2006, the "old 11 1/2% deferred coupon notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $600,127,500. The old 11 1/2% deferred coupon notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On May 23, 1996, we issued $1,050 million aggregate principal amount at maturity of the 11 1/2% series B senior deferred coupon notes due 2006, the "11 1/2% deferred coupon notes", in exchange for the old 11 1/2% deferred coupon notes pursuant to the indenture relating thereto, the "11 1/2% deferred coupon notes indenture". The terms of the 11 1/2%
deferred coupon notes are identical in all material respects to the old 11 1/2% deferred coupon notes except for certain transfer restrictions and registration rights applicable to the old 11 1/2% deferred coupon notes. The old 11 1/2% deferred coupon notes tendered for exchange were cancelled on May 23, 1996 on consummation of the exchange offer made pursuant to NTL Communications Corp.'s prospectus dated April 22, 1996, forming part of NTL Communications Corp.'s registration statement on Form S-4 (File No. 333-1010) filed with the Commission on April 16, 1996.

     The 11 1/2% deferred coupon notes accrete at a rate of 11 1/2% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1,050 million. Cash interest on the 11 1/2% deferred coupon notes does not accrue until February 1, 2001. Thereafter, the 11 1/2% deferred coupon notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on February 1 and August 1 of each year, commencing August 1, 2001, to holders of record on the immediately preceding January 15, and July
15. The 11 1/2% deferred coupon notes mature on February 1, 2006. The 11 1/2% deferred coupon notes are redeemable, at NTL Communications Corp.'s option at any time, in whole or in part, on or after February 1, 2001 at the redemption prices set forth in the 11 1/2% deferred coupon notes indenture plus any accrued unpaid interest to the date of redemption. The 11 1/2% deferred coupon notes may also be redeemed at NTL Communications Corp.'s option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 1/2% deferred coupon notes indenture, are payable under the 11 1/2% notes. In those circumstances, the 11 1/2% deferred coupon notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 1/2% deferred coupon notes indenture, holders of the 11 1/2% deferred coupon notes have the right to require NTL Communications Corp. to repurchase all or any part of the 11 1/2% deferred coupon notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 11 1/2% deferred coupon notes and other Qualified Senior Notes, as defined in the 11 1/2% deferred coupon notes indenture, with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% deferred coupon notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     In October 1998, NTL Communications Corp. received the necessary consents of registered holders of the 11 1/2% deferred coupon notes to amend the 11 1/2% deferred coupon notes indenture so as to allow NTL Communications Corp. and its subsidiaries to take certain actions that were previously prohibited under the 11 1/2% deferred coupon notes indenture, particularly regarding the financing of NTL Communications Corp.'s and its subsidiaries' business and pending and future acquisitions, including NTL

Communications Corp.'s acquisition of Partners. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 11 1/2% deferred coupon notes indenture and the existing 10 3/4% notes, 9 3/4% notes and 9 1/2% notes indentures. On October 14, 1998, NTL Communications Corp. and The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect such amendment.

     The 11 1/2% deferred coupon notes are senior unsecured obligations of NTL Communications Corp. ranking equal in right of payment of principal and interest with all of NTL Communications Corp.'s other existing and future senior unsecured obligations and rank senior to all of NTL Communications Corp.'s other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 10% NOTES

     In February 1997, NTL Communications Corp. issued $400 million aggregate principal amount of its 10% series A senior notes due 2007, the "old 10% notes". The old 10% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On June 27, 1997 NTL Communications Corp. issued $400 million aggregate principal amount at maturity of its 10% series B senior notes due 2007, the "10% notes", in exchange for the old 10% notes pursuant to the indenture relating thereto, the "10% notes indenture". The terms of the 10% notes are identical in all material respects to the old 10% notes except for certain transfer restrictions and registration rights applicable to the old 10% notes. The old 10% notes tendered for exchange were cancelled on June 27, 1997 on consummation of the exchange offer made pursuant to our prospectus dated May 27, 1997, forming part of our registration statement on Form S-4 (File No. 333-25577) filed with the Commission on April 21, 1997.

     The 10% notes accrue interest in cash at the rate of 10% per annum on the principal amount payable semiannually on February 15 and August 15 of each year, to holders of record on the immediately preceding February 1, and August 1. The 10% notes mature on February 15, 2007. The 10% notes are redeemable, at NTL Communications Corp.'s option at any time, in whole or in part, on or after February 15, 2002 at redemption prices set forth in the 10% notes indenture, plus any accrued unpaid interest to the date of redemption. The 10% notes may also be redeemed at NTL Communications Corp.'s option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 10% notes indenture, are payable under the 10% notes. In those circumstances, the 10% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 10% notes indenture, holders of the 10% notes have the right to require NTL Communications Corp. to repurchase all or any part of the 10% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 10% notes and other Qualified Senior Notes, as defined in the 10% notes indenture, with the Excess

Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 10% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     In October 1998, NTL Communications Corp. received the necessary consents of registered holders of the 10% notes to amend the 10% notes indenture so as to allow NTL Communications Corp. and its subsidiaries to take certain actions that were previously prohibited under the 10% notes indenture, particularly regarding the financing of NTL Communications Corp.'s and its subsidiaries' business and pending and future acquisitions, including NTL Communications Corp.'s acquisition of Partners. In addition, the amendment eliminated some, but not all, differences between the covenants in the 10% notes indenture and the existing 10 3/4% notes, the 9 3/4% notes and the 9 1/2% notes indentures. On October 14, 1998, NTL Communications Corp. and The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect such amendment.

     The 10% notes are senior unsecured obligations of NTL Communications Corp. ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 10 3/4% NOTES

     In March 1998, NTL Communications Corp. issued L300 million ($497,850,000) aggregate principal amount of maturity of its 10 3/4% senior deferred coupon notes due 2008, the "old 10 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to NTL Communications Corp. of approximately L124,587,000. The old 10 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 NTL Communications Corp. closed an exchange offer exchanging L300 million principal amount at maturity of the 10 3/4% series B senior deferred coupon notes due 2008, the "new 10 3/4% notes" and, together with the old 10 3/4% notes, the "10 3/4% notes", registered under the Securities Act for a like principal amount at maturity of the old 10 3/4% notes. The terms of the new 10 3/4% notes are identical in all material respects to the old 10 3/4% notes except for some transfer restrictions and registration rights applicable to the old 10 3/4% notes.

     The 10 3/4% notes accrete at a rate of 10 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L300 million ($497,850,000). Cash interest on the 10 3/4% notes does not accrue until April 1, 2003. Thereafter, the 10 3/4% notes accrue interest in cash at the rate of 10 3/4% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing April 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 10 3/4% notes mature on April 1, 2008. The 10 3/4% notes are redeemable, at NTL Communications Corp.'s option at any time, in whole or in part, on or after April 1, 2003 at the redemption prices set forth in the 10 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 10 3/4% notes may also be redeemed at NTL Communications Corp.'s option in whole but not in some circumstances where "Additional Amounts", as defined in the 10 3/4% notes indenture, are payable under the 10 3/4% notes. In those circumstances, the 10 3/4% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 10 3/4% notes indenture, holders of the 10 3/4% notes have the right to require NTL Communications Corp. to repurchase all or any part of the 10 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 10 3/4% notes and other Qualified Senior Notes, as defined in the 10 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 10 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 10 3/4% notes are senior unsecured obligations of NTL ranking equal in right of payment of principal and interest with all of NTL Communications Corp.'s other existing and future senior unsecured obligations and rank senior to all of NTL Communications Corp.'s other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 9 3/4% NOTES

     In March 1998, NTL Communications Corp. issued $1.3 billion aggregate principal amount at maturity of its 9 3/4% senior deferred coupon notes due 2008, the "old 9 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to NTL Communications Corp. of approximately $802,412,000. The old 9 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 NTL Communications Corp. closed an exchange offer exchanging $1,248,970,000 principal amount at maturity of the 9 3/4% series B senior deferred coupon notes due 2006, the "new 9 3/4% notes" and, together with the old 9 3/4% notes, the "9 3/4% notes," registered under the securities act for a like principal amount at maturity of the old 9 3/4% notes. The terms of the new 9 3/4% notes are identical in all material respects to the old 9 3/4% notes except for some transfer restrictions and registration rights applicable to the old 9 3/4% notes.

     The 9 3/4% notes accrete at a rate of 9 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1,300,000,000. Cash interest on the 9 3/4% notes does not accrue until April 1, 2003. Thereafter, the 9 3/4% notes accrue interest in cash at the rate of 9 3/4% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing April 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The
9 3/4% notes mature on April 1, 2008. The 9 3/4% notes are redeemable, at NTL Communications Corp.'s option at any time, in whole or in part, on or after April 1, 2003 at the redemption prices set forth in the 9 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 9 3/4% notes may also be redeemed at NTL Communications Corp.'s option in whole but not in part in certain circumstances where "Additional Amounts", as defined in the 9 3/4% notes indenture, are payable under the 9 3/4% notes. In those circumstances, the 9 3/4% notes to be repurchased must be repurchased at 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 3/4% notes indenture, holders of the 9 3/4% notes have the right to require NTL Communications Corp. to repurchase all or any part of the 9 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 9 3/4% notes and other Qualified Senior Notes, as defined in the 9 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 9 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 3/4% notes are senior unsecured obligations of NTL Communications Corp. ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 9 1/2% NOTES

     In March 1998 NTL Communications Corp. issued L125 million ($207,437,500) aggregate principal amount of its 9 1/2% senior notes due 2008, the "old 9 1/2% notes". The old 9 1/2% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 NTL Communications Corp. closed an exchange offer exchanging L123,686,000 principal amount of the 9 1/2% series B senior notes due 2008, the "new 9 1/2% notes" and, together with the old 9 1/2% notes, the "9 1/2% notes", registered under the Securities Act for a like principal amount of the old 9 1/2% notes. The terms of the new 9 1/2% notes are identical in all material respects to the old 9 1/2% notes except for some transfer restrictions and registration rights applicable to the old 9 1/2% notes.

     The 9 1/2% notes accrue interest in cash at the rate of 9 1/2% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September
15. The 9 1/2%
notes mature on April 1, 2008. The 9 1/2% notes are redeemable at NTL Communications Corp.'s option at any time, in whole or in part, on or after April 1, 2003 at redemption prices set forth in the 9 1/2% notes indenture, plus any accrued unpaid interest to the date of redemption. The 9 1/2% notes may also be redeemed at NTL Communications Corp.'s option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 9 1/2% notes indenture, are payable under the 9 1/2% notes. In those circumstances, the 9 1/2% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 1/2% notes indenture, holders of the 9 1/2% notes have the right to require NTL Communications Corp. to repurchase all or any part of the 10% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 9 1/2% notes and other Qualified Senior Notes, as defined in the 9 1/2% notes indenture, with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 9 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 1/2% notes are senior unsecured obligations of NTL Communications Corp. ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 11 1/2% NOTES

     On November 2, 1998, NTL Communications Corp. issued $625 million aggregate principal amount of its 11 1/2% senior notes due 2008, the "11 1/2% old notes". The 11 1/2% old notes were offered and sold in transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On May 6, 1999, NTL Communications Corp. commenced an exchange offer to exchange all outstanding
11 1/2% old notes for a like principal amount of 11 1/2% series B senior notes due 2008, the "11 1/2% new notes" and, together with the 11 1/2% old notes, the "11 1/2% notes." The terms of the 11 1/2% new notes are identical in all material respects to the 11 1/2% old notes except for certain transfer restrictions and registration rights applicable to the 11 1/2% old notes.

     The 11 1/2% notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September
15. The 11 1/2% notes mature on October 1, 2008. The 11 1/2% notes are redeemable at NTL Communications Corp.'s option at any time, in whole or in part, on or after October 1, 2003 at redemption prices set forth in the 11 1/2% notes indenture, plus any accrued unpaid interest to the date of redemption. The 11 1/2% notes may also be redeemed at

NTL Communications Corp.'s option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 1/2% notes indenture, are payable under the 11 1/2% notes. In those circumstances, the 11 1/2% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 1/2% notes indenture, holders of the 11 1/2% notes have the right to require NTL Communications Corp. to repurchase all or any part of the 11 1/2% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 11 1/2% notes and other Qualified Senior Notes, as defined in the 11 1/2% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 11 1/2% notes are senior unsecured obligations of NTL Communications Corp. ranking equal in right of payment of principal and interest with all its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 12 3/8% NOTES

     On November 6, 1998, NTL Communications Corp. issued $450 million aggregate principal amount at maturity of its 12 3/8% senior deferred coupon notes due 2008, the "12 3/8% old notes". The 12 3/8% old notes were offered and sold in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under 144A under the Securities Act and Regulation S under the Securities Act. On May 6, 1999, NTL Communications Corp. commenced an exchange offer to exchange all outstanding 12 3/8% old notes for a like principal amount of 12 3/8% series B senior deferred coupon notes due 2008, the "12 3/8% new notes" and, together with the 12 3/8% old notes, the "12 3/8% notes." The terms of the 12 3/8% new notes are identical in all material respects to the 12 3/8% old notes except for certain transfer restrictions and registration rights applicable to the 12 3/8% old notes.

     The 12 3/8% notes accrete at a rate of 12 3/8% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $450 million. Cash interest on the 12 3/8% notes does not accrue until April 1, 2003. Thereafter, the 12 3/8% notes accrue interest in cash at the rate of 12 3/8% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing October 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 12 3/8% notes mature on October 1, 2008. The 12 3/8% notes are redeemable, at NTL Communications Corp.'s option at any time, in whole or in part, on or after October 1, 2003 at the redemption prices set forth in the 12 3/8% notes indenture plus any accrued unpaid interest to the date of redemption. The 12 3/8% notes may also be redeemed at

NTL Communications Corp.'s option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 12 3/4% notes indenture, are payable under the 12 3/8% notes. In those circumstances, the 12 3/8% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 12 3/8% notes indenture, holders of the 12 3/8% notes have the right to require NTL Communications Corp. to repurchase all or any part of the 12 3/8% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 12 3/8% notes and other Qualified Senior Notes, as defined in the 12 3/8% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 12 3/8% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 12 3/8% notes are senior unsecured obligations of NTL Communications Corp. ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 9 3/4% NOTES

     On April 7, 1999, NTL Communications Corp. issued L330 million ($547,635,000) aggregate principal amount at maturity of its 9 3/4% senior deferred coupon notes due 2009, the "1999 9 3/4% notes". The 1999 9 3/4% notes were offered and sold in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under 144A under the Securities Act and Regulation S under the Securities Act.


     The 1999 9 3/4% notes accrete at a rate of 9 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L330 million. Cash interest on the 1999 9 3/4% notes does not accrue until April 15, 2004. Thereafter, the 1999 9 3/4% notes accrue interest in cash at the rate of 9 3/4% per annum on the principal amount payable semiannually on April 15 and October 15 of each year, commencing October 15, 2004, to holders of record on the immediately preceding April 1 and October 1. The 1999 9 3/4% notes mature on April 15, 2009. The 9 3/4% notes are redeemable, at NTL Communications Corp.'s option at any time, in whole or in part, on or after April 15, 2004 at the redemption prices set forth in the 1999 9 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 1999 9 3/4% notes may also be redeemed at NTL Communications Corp.'s option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 1999 9 3/4% notes indenture, are payable under the 1999 9 3/4% notes. In those circumstances, the 1999 9 3/4% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 1999 9 3/4% notes indenture, holders of the 1999 9 3/4% notes have the right to require NTL Communications Corp. to repurchase all or any part of the 1999 9 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the 1999 9 3/4% notes and Other Qualified Notes, as defined in the 1999 9 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 1999 9 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 1999 9 3/4% notes are senior unsecured obligations of NTL Communications Corp. ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

PARTNER'S 11.20% DISCOUNT DEBENTURES DUE 2007

     On November 15, 1995, Partners issued $517,321,000 aggregate principal amount at maturity of its 11.20% senior discount debentures due 2007, the "Partners 11.20% debentures", at a discount to their aggregate principal amount to generate gross proceeds to Partners of approximately $299,999,621. The Partners 11.20% debentures were registered with the Commission on Partners' registration statement on Form S-1 (File No. 33-96932).

     The Partners 11.20% debentures accrete at the rate of 11.20% per annum, compounded semiannually to an aggregate principal amount at maturity of $517,321,000. Cash interest on the Partners 11.20% debentures does not accrue until November 15, 2000. Thereafter, the Partners 11.20% debentures accrue interest at the rate of 11.20% per annum on the principal amount payable semiannually on May 15 and November 15 of each year, commencing May 15, 2001. The Partners 11.20% debentures mature on November 15, 2007. The Partners 11.20% debentures are redeemable, at the option of Partners at any time, in whole or in part, on or after November 15, 2000 at the redemption prices set forth in the Partners 11.20% debentures indenture plus accrued and unpaid interest to the date of redemption. The Partners 11.20% debentures may also be redeemed by Partners in whole but not in part in certain circumstances where "Additional Amounts", as defined in the Partners 11.20% debentures indenture, are payable on the Partners 11.20% debentures after November 15, 2001. In such circumstances, the Partners 11.20% debentures may be redeemed at 100% of their principal amount plus accrued and unpaid interest to the date of redemption. Upon a Change of Control Triggering Event, as defined in the Partners 11.20% debentures indenture, holders of the Partners 11.20% debentures have the right to require NTL

Communications Corp. to repurchase all or any part of the Partners 11.20% debentures at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Communications Corp. is obligated to offer to purchase the Partners 11.20% debentures with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The Partners 11.20% debentures indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Affiliates and mergers and consolidations.

     The Partners 11.20% debentures are senior unsecured obligations of Partners ranking equal in right of payment of principal and interest with all other existing and future senior unsecured obligations of Partners.

THE DIAMOND 10% NOTES


     In February 1998 Diamond issued L135,000,000 aggregate principal amount at maturity of its 10% senior notes due February 1, 2008 (the "Diamond 10% notes"). Interest on the Diamond 10% Notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 10% per annum.


     The Diamond 10% notes will be redeemable, in whole or in part, at the option of Diamond at any time on or after February 1, 2003. The 10% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10% notes, Diamond is required to offer to repurchase all outstanding 10% Notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

THE DIAMOND 9 1/8% NOTES


     In February 1998, Diamond issued $110,000,000 aggregate principal amount at maturity of its 9 1/8% senior notes due February 1, 2008 (the "Diamond 9 1/8% notes"). Interest on the Diamond 9 1/8% Notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 1998 at a rate of 9 1/8% per annum.


     The Diamond 9 1/8% notes will be redeemable, in whole or in part, at the option of Diamond at any time on or after February 1, 2003. The Diamond 9 1/8% notes are also redeemable in whole, but not in part at the option of Diamond at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the 9 1/8% notes, Diamond is required to offer to repurchase all outstanding 9 1/8% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

THE DIAMOND 13 1/4% NOTES


     In September 1994, Diamond issued its 13 1/4% senior discount notes due September 30, 2004 (the "Diamond 13 1/4% notes"). Interest on the Diamond
13 1/4% notes will be payable on March 31 and September 30 of each year, commencing March 31, 2000, at a rate of 13 1/4% per annum.


     The Diamond 13 1/4% Notes are redeemable, in whole or in part, at the option of Diamond at any time on or after September 30, 1999. The Diamond
13 1/4% Notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to September 30, 1999, at 100% of Accreted Value, as defined in the indenture governing the Diamond 13 1/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond
13 1/4% notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to September 30, 1999, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 13 1/4% notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond 13 1/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 13 1/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of Accreted Value on the date of repurchase).

THE DIAMOND 11 3/4% NOTES


     In December 1995, Diamond issued its 11 3/4% senior discount notes due December 15, 2005 (the 11 3/4% Diamond notes). Interest on the Diamond 11 3/4% notes will be payable on June 15 and December 15 of each year, commencing June 15, 2001, at a rate of 11 3/4% per annum.


     The Diamond 11 3/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after December 15, 2000. The Diamond 11 3/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to December 15, 2000, at 100% of the Accreted Value thereof, as defined in the indenture governing the Diamond 11 3/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond
11 3/4% notes at 101% of principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 11 3/4% Notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond 11 3/4% notes, NTL Communications Corp. may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 11 3/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of Accreted Value on the date of repurchase).

THE DIAMOND 10 3/4% NOTES


     In February 1997, Diamond issued its 10 3/4% Senior Discount Notes due February 15, 2007 (the Diamond 10 3/4% notes). Interest on the Diamond 10 3/4% notes will be payable on February 15 and August 15 of each year, commencing August 15, 2002, at a rate of 10 3/4% per annum.


     The Diamond 10 3/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after February 15, 2002. The Diamond 10 3/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to February 15, 2002, at 100% of Accreted Value, as defined in the indenture governing the Diamond 10 3/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond 10 3/4% notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to February 15, 2002, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10 3/4% Notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond
10 3/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 10 3/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to February 15, 2002, at 100% of Accreted Value on the date of repurchase).

EXISTING CONVERTIBLE NOTES

     In June 1996, NTL Communications Corp. issued and sold an aggregate principal amount of $275 million of its 7% convertible subordinated notes due 2008, the "existing convertible notes", in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Cash interest on the existing convertible notes is payable semiannually on June 15 and December 15 of each year, commencing December 16, 1996. The existing convertible notes mature on June 15, 2008. The existing convertible notes are convertible at the option of the holder thereof at any time prior to maturity, unless previously redeemed, into shares of our common stock, at a conversion price of $37.875 per share subject to further adjustment in some events. The existing convertible notes are redeemable, in whole or in part, at NTL Communications Corp.'s option, at any time on or after June 5, 1999, at the redemption prices set forth in the indenture pursuant to which the existing convertible notes were issued, the "existing convertible notes indenture". Upon a Change of Control Triggering Event, as defined in the existing convertible notes indenture, holders of the existing convertible notes have the right to require NTL Communications Corp. to purchase all or any part of the existing convertible notes at a purchase price equal to 101% of the principal amount thereof and any accrued and unpaid interest to the date of purchase. The existing convertible notes indenture contains restrictions with respect to, among other things, some Asset Sales, payment of Additional Amounts and mergers and consolidations.

     The existing convertible notes are unsecured obligations of NTL Communications Corp., subordinated in right of payment to all of its existing and future senior debt, as defined in the existing convertible notes indenture, including, without limitation, the senior notes.

     On September 13, 1996, the Commission declared effective NTL Communications Corp.'s shelf registration statement relating to the resale of the existing convertible notes and the common stock issuable upon conversion thereof by the holders thereof.


     On May 26, 1999, NTL Communications Corp. announced that it was calling for redemption of all the existing convertible notes. The redemption date is June 25, 1999 and the redemption price is 104.9% of the principal amount, plus accrued and unpaid interest through the date of redemption.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a discussion of selected anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the convertible notes as of the date hereof. It deals only with convertible notes held as capital assets by initial holders, and does not deal with special situations including those that may apply to a particular holder such as exempt organizations, dealers in securities, financial institutions, insurance companies, persons who are not U.S. holders, and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to straddle or "hedging transactions." The federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly retroactively) so as to result in federal income tax consequences different from those discussed below. As used herein, the term "U.S. holder" means a beneficial owner of a convertible note that is for United States federal income tax purposes

         (1) a citizen or resident of the United States,

         (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

         (3) an estate or trust, described in Section 7701(a)(30) of the Internal Revenue Code, or

         (4) a person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis.

Prospective investors are urged to consult their tax advisors regarding the particular tax consequences of purchasing, holding and disposing of the convertible notes or our common stock, including the tax consequences arising under any state, local or foreign laws.

     Payments of interest on convertible notes generally will be taxable to U.S. Holders as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for federal income tax purposes).

     A U.S. holder will not recognize gain or loss upon conversion of the convertible notes solely into our common stock (except with respect to cash received in lieu of fractional shares, or any amounts attributable to accrued and unpaid interest on the convertible notes, which will be treated as interest for federal income tax purposes). The U.S. holder's basis in the common stock received on conversion will be the same as such holder's adjusted tax basis in the convertible notes at the time of conversion, and the holding period for the common stock received on conversion will include the holding period of the convertible notes that were converted.

     A U.S. holder will recognize gain or loss upon the sale, redemption or other taxable disposition of the convertible notes in an amount equal to the difference between such holder's adjusted tax basis in the convertible note and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the convertible notes, which will be treated as interest for federal income tax purposes). Such gain or loss generally will be long-term capital gain or loss if the convertible notes were held for more than one year.

     The conversion price of the convertible notes is subject to adjustment under certain circumstances. Under Section 305 of the Internal Revenue Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the conversion price of the convertible notes may result in a taxable constructive distribution to U.S. holders of convertible notes, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and accumulated earnings and profits if, and to the extent that, certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of our common stock) increase the proportionate interest of a U.S. holder of a convertible note convertible into fully diluted common stock, whether or not the holders ever convert the convertible notes. Generally, a U.S. holder's tax basis in a convertible note will be increased by the amount of any such constructive dividend.

     We intend to take the position that the likelihood of paying Liquidated Damages described under "Description of convertible notes -- registration rights" is remote and that Liquidated Damages, if paid, would be taxable to a U.S. holder of convertible notes as ordinary interest income in accordance with such holder's method of accounting for income tax purposes. The Internal Revenue Service may take a different position, however, which could affect the timing to the U.S. holder's income with respect to Liquidated Damages.

     The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding, and disposing of the convertible notes and our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                            SELLING SECURITYHOLDERS


     The following table sets forth, as of June 2, 1999, the respective principal amount of convertible notes beneficially owned and offered hereby by each selling securityholder, the common stock owned by each selling securityholder and the common stock issuable upon conversion of such convertible notes, which may be sold from time to time by such selling securityholder pursuant to this prospectus. Such information has been obtained from the selling securityholders.



                                      PRINCIPAL AMOUNT
                                        AT MATURITY
                                       OF DEBENTURES                                               COMMON STOCK
                                        BENEFICIALLY     PERCENT OF TOTAL      COMMON STOCK            TO BE
                                         OWNED AND         OUTSTANDING        OWNED PRIOR TO     REGISTERED HEREBY
SELLING SECURITY HOLDERS               OFFERED HEREBY       DEBENTURES      ORIGINAL OFFERING           (1)
------------------------              ----------------   ----------------   ------------------   -----------------
Aim High Yield Fund                    $    5,000,000        *                       none              81,632
Aim High Yield II Fund                         30,000        *                       none             489,795
Albert Luce, Jr.                              140,000        *                     40,000               2,285
Alexandra Global Investment Fund I
  LTD                                       2,000,000        *                       none              32,653
Allegheny Teledyne Inc. Pension Plan          700,000        *                       none              11,428
Alpine Associates                           4,750,000        *                       none              77,550
Alpine Partners, L.P.                         500,000        *                       none               8,163
Alsam Foundation                              150,000        *                       5613               2,448
Alscott Investments, LLC                    2,200,000        *                       none              35,918
American Stores                               900,000        *                     16,954              14,693
Argent Convertible Arbitrage Fund
  Ltd.                                      2,500,000        *                       none              40,816
Argent Classic Convertible Arbitrage
  Fund L.P.                                 5,650,000        *                       none              92,244
Argent Classic Convertible Arbitrage
  Fund (Bermuda) L.P.                      15,350,000       2.55                     none             250,611
Aristeia International Ltd.                 1,749,000        *                       none              28,555
Aristeia Trading, LLC                       1,251,000        *                       none              20,424
Arkansas Teachers Retirement                1,757,000        *                       none              28,685
Aspen Partner's                               300,000        *                      3,300               4,897
Associated Jewish Charities of
  Baltimore                                   250,000        *                     10,490               4,081
Bankers Trust Trustee For Chrysler
  Corp. Emp #1 Pension Plan dated
  4/1/89                                    1,630,000        *                       none              26,612
Bankroft Convertible Fund, Inc.             1,750,000        *                       none              28,571
Baptist Health of South Florida               160,000        *                       none               2,612
Bear Stearns & co Inc.                      1,410,000        *                       none              23,020
Bill W. Mintz TTEE Revocable Trust            200,000        *                       none               3,265
Blue Cross Blue Shield of Michigan
  Retirement Income                         1,110,000        *                     43,229              18,122
BNP Arbitrage SNC                           2,500,000        *                     16,300              40,816
Boston Museum of Fine Arts                    113,000        *                       none               1,844
Brown Family Trust A                          100,000        *                       3661               1,632
Brown University                            1,500,000        *                     62,836              24,489
BTC Partners LLP                              130,000        *                     40,000               2,122
The California Endowment                    1,250,000        *                     33,000              20,408
California Healthcare Foundation              600,000        *                      22783               9,795
Caregroup Pension Plan                         45,000        *                     12,000                 734

                                      PRINCIPAL AMOUNT
                                        AT MATURITY
                                       OF DEBENTURES                                               COMMON STOCK
                                        BENEFICIALLY     PERCENT OF TOTAL      COMMON STOCK            TO BE
                                         OWNED AND         OUTSTANDING        OWNED PRIOR TO     REGISTERED HEREBY
SELLING SECURITY HOLDERS               OFFERED HEREBY       DEBENTURES      ORIGINAL OFFERING           (1)
------------------------              ----------------   ----------------   ------------------   -----------------
Catholic Healthcare West Funded
  Depreciation                                335,000        *                     30,800               5,469
Catholic Healthcare West Retirement           335,000        *                       9600               5,469
Catholic Healthcare West Self
  Insurance                                   125,000        *                       3300               2,040
Catholic Healthcare West Workers
  Compensation                                 90,000        *                       2400               1,469
CBBB Cotenancy                                220,000        *                       7939               3,591
Chase Manhattan NA Trustee For IBM
  Retirement Plan dated 12/18/45            2,772,000        *                       none              45,257
Cheyne Walk Trust                             725,000        *                     18,406              11,836
Christine Russell Revocable Trust             500,000        *                     12,562               8,163
CIBC Wood Grundy International
  Equity Arbitrage Corp.                    3,500,000        *                       none              57,142
Citibank, et al Employees Retirement
  Plan                                      2,070,000        *                    507,000              33,795
Clorox Co. Employee Benefits                  400,000        *                     16,550               6,530
Colgate-Palmolive Company Retirement
  Trust                                       800,000        *                       none               1,306
Conseco Direct Life                           700,000        *                       none              11,428
Corlon Associates I                           400,000        *                     10,923               6,530
Corlon Co. Foundation                         110,000        *                      2,879               1,795
Cowles Investment Partnership                 180,000        *                      6,726               2,938
CPR (USA) Inc.                                275,000        *                  none                    4,489
Deeprock & Co.                              1,000,000        *                       none              16,326
Discovery Group of Funds                      190,000        *                      6,837               3,102
Donald G. Linber & Joyce Linber, jnt           27,000        *                        986                 440
Donaldson, Lufkin & Jenrette
  Securities Corp.                          1,700,000        *                  1,450,000              27,755
Duckbill & Co.                              1,000,000        *                       none              16,326
Duke University Employees Retirement
  Plan                                        160,000        *                     45,000               2,612
Duke University Long Term Pool                780,000        *                    210,000              12,734
East Bay Community Foundation                 230,000        *                                          3,755
East Oakland Youth Development Fund           160,000        *                      5,069               2,612
Elsworth Convertible Growth and
  Income Fund, Inc.                         1,250,000        *                       none              20,408
Engineers Joint Pension Fund                  303,000        *                       none               4,946
Erin Partners Two                              65,000        *                      2,329               1,061
Fidelity Fixed-Income Trust:
  Fidelity High Income Fund                17,020,000       2.84                     none             277,877
Fidelity Summer Street Trust:
  Fidelity Capital & Income Fund            3,000,000        *                       none              48,979
Fidelity Management Trust Company on
  behalf of accounts managed by it          2,980,000        *                       none              48,652
Forest Performance Fund LP                    165,000        *                       none               2,693
Forest Alternative Strategies Fund
  II LP Series A-5M                           240,000        *                       none               3,918

                                      PRINCIPAL AMOUNT
                                        AT MATURITY
                                       OF DEBENTURES                                               COMMON STOCK
                                        BENEFICIALLY     PERCENT OF TOTAL      COMMON STOCK            TO BE
                                         OWNED AND         OUTSTANDING        OWNED PRIOR TO     REGISTERED HEREBY
SELLING SECURITY HOLDERS               OFFERED HEREBY       DEBENTURES      ORIGINAL OFFERING           (1)
------------------------              ----------------   ----------------   ------------------   -----------------
Forest Alternative Strategies Fund
  II LP Series A-5T                           780,000        *                       none              12,734
Forest Fulcrum Fund LP                       7,700,00        *                       none             125,714
Forest Global Convertible Fund
  Series A-5                                9,700,000      1.6166                    none             158,367
Forest Global Convertible Fund
  Series B-1                                   65,000        *                       none               1,061
Franklin & Marshall College                   127,000        *                       none               2,073
General Electric Pension Trust              1,000,000        *                    875,000              16,326
General Motors Welfare Benefit Trust        1,000,000        *                       none              16,326
Geo-Volor Ltd.                                500,000        *                     22,451               8,163
The Georgia International Fund Ltd.           200,000        *                     63,637               3,265
Georgia Partners                           20,000,000       3.33                  543,238             326,530
Glaxo Wellcome Benefits Plan                  450,000        *                    252,000               7,346
Glaxo Wellcome Cash Balance Plan              450,000        *                     20,800               7,346
Golden Rule Insurance Company               1,600,000        *                       none              26,122
Goldman, Sachs & Co.                        1,000,000        *                       none              16,326
GranGem 23 41 LLC                             250,000        *                       none               4,081
Greyhound Lines                                50,000        *                       none                 816
Greyhound Lines Inc. Amalgamated
  CNCL Retirement & Disability TR
  Imperial TR c/o Forest Investment
  Management LLC                               70,000        *                       none               1,142
Guide Dogs for the Blind                      500,000        *                     11,595               8,163
HBK Cayman L.P.                             4,944,000        *                       none              80,718
HBK Offshore Fund Ltd.                      9,356,000     1.55933               4,875,000             152,750
Henry J. Kaiser Family Foundation             550,000        *                     13,236               8,979
Hign Bridge Capital Corporation            10,000,000       1.66                     none             163,265
Horowitz Limited Partnership I                150,000        *                       5409               2,448
H&S Partners I, L.P.                       20,000,000       3.33                     none             326,530
The Income Fund of America, Inc.           50,000,000      8.3333                    none             816,325
Indiana University Foundation                 650,000        *                    309,000              10,612
Jackson Investment Fund Ltd.                  975,000        *                       none              15,918
James Irvine Foundation                       900,000        *                     35,448              14,693
JanusCapital Corporation                   19,378,000     3.229666                   none             316,374
Janus Growth and Income                     2,340,000        *                       none              38,204
Janus Balance Fund                          8,550,000      1.425                     none             139,591
Janus Aspen Balanced                        3,249,000        *                       none              53,044
Janus High Yield                            1,000,000        *                       none              16,326
Janus Aspen High Yield                         35,000        *                       none                 571
Janus Equity Income Fund                    3,874,000        *                       none              63,248
Janus Aspen Growth and Income                  10,000        *                       none                 163
JWF Balanced Fund                             285,000        *                       none               4,653
JWF High Yield Bond Fund                       35,000        *                       none                 571
Janus Capital Corporation IDEX
  Balanced Fund                               387,000        *                       none               6,318

                                      PRINCIPAL AMOUNT
                                        AT MATURITY
                                       OF DEBENTURES                                               COMMON STOCK
                                        BENEFICIALLY     PERCENT OF TOTAL      COMMON STOCK            TO BE
                                         OWNED AND         OUTSTANDING        OWNED PRIOR TO     REGISTERED HEREBY
SELLING SECURITY HOLDERS               OFFERED HEREBY       DEBENTURES      ORIGINAL OFFERING           (1)
------------------------              ----------------   ----------------   ------------------   -----------------
Jeffrey Rymer                                  35,000        *                      1,090                 571
Jicarilla Apache Tribe                      2,100,000        *                     16,957              34,285
JMB Children's Holding Co.                    600,000        *                    165,000               9,795
JMG Convertible Investments L.P.            6,000,000        1                       none              97,959
John Robert                                   110,000        *                      4,258               1,795
J.P.Morgan & Co. Inc.                      12,000,000        2                     37,466             195,918
Julius Baer Securities                        700,000        *                       none              11,428
Lazard Freres & CIE Paris                     700,000        *                       none              11,428
LDG Limited                                   250,000        *                       none               4,081
Libertyview Plus Fund                         225,000        *                       none               3,673
Loomis Sayles & Company, L.P. for
  Benefit of New England High Income
  Bond Fund                                 1,000,000        *                       none              16,326
LLT Limited                                   880,000        *                       none              14,367
Mainstay Convertible Fund                   4,000,000        *                       none              65,306
McMahon Securities Company, L.P.              910,000        *                       none              14,857
Melinda Marfield Trust                         35,000        *                      1,254                 571
Metropolitan Museum of Art                    750,000        *                    215,000              12,244
MGBA Investments                              100,000        *                      4,102               1,632
Michigan State University                     400,000        *                     12,233               6,530
Milton L. Schwartz Revocable Family
  Trust                                       110,000        *                      4,209               1,795
Monumental Life Insurance Company --
  (teamsters-camden non-enhanced)           7,000,000       1.17                     none             114,285
Morgan Stanley Dean Witter                  5,500,000        *                       none              89,795
Morgan Stanley Dean Witter
  Convertible Securities Trust              2,500,000        *                       none              40,816
Mount Sinai School of Medicine                800,000        *                       none              13,061
National Bank of Canada                       900,000        *                       none              14,693
NationsBanc Montgomery Securities LLC       1,500,000        *                       none              24,489
N.B. Giustina Trust                           150,000        *                      6,762               2,448
New York Life Insurance Company            10,750,000       1.79                     none             175,509
Nicholas Applegate Convertible Fund         3,010,000        *                       none              49,142
NMS Services Inc. ..................       10,000,000       1.67                     none             163,265
Oak Foundation USA, Inc.                      200,000        *                    297,800               3,265
Oppenheimer Champion Income Fund           11,700,000       1.95                     none             191,020
Oppenheimer Strategic Income Fund          10,250,000       1.71                     none             167,346
Oppenheimer High Yield Fund                 2,000,000        *                       none              32,653
Oppenheimer Strategic Bond Fund               400,000        *                       none               6,530
Oppenheimer High Income Fund                3,550,000        *                       none              57,959
Oppenheimer Convertible Securities
  Fund                                      4,000,000        *                       none              65,306
OZ Master Fund, Ltd.                        3,000,000        *                       none              48,979
OS Ventures                                   120,000        *                      3,607               1,959
Pace Setter 1, L.P.                         1,000,000        *                       none              16,326
Pacific Life Insurance Company                500,000        *                       none               8,163

                                      PRINCIPAL AMOUNT
                                        AT MATURITY
                                       OF DEBENTURES                                               COMMON STOCK
                                        BENEFICIALLY     PERCENT OF TOTAL      COMMON STOCK            TO BE
                                         OWNED AND         OUTSTANDING        OWNED PRIOR TO     REGISTERED HEREBY
SELLING SECURITY HOLDERS               OFFERED HEREBY       DEBENTURES      ORIGINAL OFFERING           (1)
------------------------              ----------------   ----------------   ------------------   -----------------
Palladin Securities, LLC                      700,000        *                       none              11,428
Pell Rudman Trsu Co, NA                     1,400,000        *                     82,334              22,857
Penn Treaty Network America
  Insurance Company                           110,000        *                       none               1,795
Peoples Benefit Life Insurance
  Company                                   6,000,000        1                       none              97,959
Peyton Anderson Foundation                    260,000        *                     65,000               4,244
PGEP III LLC                                  700,000        *                       none              11,428
Pitney Bowes Retirement Fund                6,540,000       1.09                     none             106,775
Prime 66 Partners, Inc.                    50,000,000       8.33                4,384,871             816,325
Quattro Offshore Fund Ltd.                    250,000        *                       none               4,081
R2 Investments, LDC                         8,500,000       1.42                5,240,000             138,775
Radiology Associates Employee
  Benefit                                     250,000        *                      9,759               4,081
Radiology Group Profit Sharing Plan            80,000        *                      2,759               1,306
Radiology Medical Group Pension Plan           75,000        *                      2,602               1,224
Radiology Medical Group P/S San
  Diego                                        40,000        *                     13,000                 653
Ralco Inc.                                    200,000        *                      8,451               3,265
Ramius, L.P.                                1,583,000        *                       none              25,844
Ramius Fund, Ltd.                           2,375,000        *                       none              38,775
RCG Baldwin L.P.                              792,000        *                       none              12,930
RCM Financial Services LP                     350,000        *                    115,000               5,714
Ridgeway/Floum Profit Sharing Plan            100,000        *                      2,930               1,632
Riverside Church                              450,000        *                     17,140               7,346
Ronald Family Trust A                         850,000        *                     26,221              13,877
S&J Partners                                  120,000        *                      4,134               1,959
Salomon Brothers Asset Management,
  Inc.                                     29,050,000       4.84                     none             474,284
San Diego City Retirement                     839,000        *                       none              13,697
Sbaggs Family Foundation                      110,000        *                      2,966               1,795
S.C. Johnson Retirement Plan                  240,000        *                      8,999               3,918
South Fork Partners                         4,000,000        *                    108,448              65,306
Southern Methodist University                 240,000        *                      7,751               3,918
Southport Management Partners, L.P.         1,050,000        *                       none              17,142
Southport Partners International,
  Ltd.                                      1,950,000        *                       none              31,836
Southwest Franciscan Missions Inc.            150,000        *                      5,295               2,448
Starvest Combined Portfolio                   375,000        *                       none               6,122
State of Maryland Retirement Plan           3,500,000        *                       none              57,142
State Street Bank Custodian For GE
  Pension Trust                               861,000        *                       none              14,057
Sterling Partners                           1,943,000        *                     27,142              31,722
Stoel Rives LLP                               370,000        *                     14,104               6,040
Susquehanna Capital Group                    2,545,00*       *                       none              41,550
Tribeca Investments LLC                     4,000,000        *                       none              65,306
Triton Capital Investments, LTD             6,000,000        1                       none              97,959
Trustees of Hamilton College                  700,000        *                    190,000              11,428
TQA Vantage Plus Fund, Ltd.                   300,000        *                    300,000               4,897

                                      PRINCIPAL AMOUNT
                                        AT MATURITY
                                       OF DEBENTURES                                               COMMON STOCK
                                        BENEFICIALLY     PERCENT OF TOTAL      COMMON STOCK            TO BE
                                         OWNED AND         OUTSTANDING        OWNED PRIOR TO     REGISTERED HEREBY
SELLING SECURITY HOLDERS               OFFERED HEREBY       DEBENTURES      ORIGINAL OFFERING           (1)
------------------------              ----------------   ----------------   ------------------   -----------------
TQA Vantage Fund, Ltd.                      3,540,000        *                  3,540,000              57,795
TQA Leverage Fund, L.P.                     1,610,000        *                       none              26,285
Union Bancaire Privee                       6,500,000       1.08                     none             106,122
University of Oregon                          265,000        *                      8,544               4,326
University of Washington Endowment
  Fund                                        370,000        *                    100,000               6,040
Van Kampen Harbor Fund                      4,300,000        *                       none              70,203
Van Kampen Convertible Securities
  Fund                                        700,000        *                       none              11,428
Wake Forest University                        598,000        *                       none               9,763
Warburg Dillon Read LLC                     9,400,000       1.57                     none             153,469
Western Cancer Center Medical Group
  P/S                                          35,000        *                     11,000                 571
Zellerbach Family Fund                        200,000        *                      6,424               3,265


---------------
 *  Less than one percent.

(1) The shares of common stock to be registered hereby are calculated on an "as converted" basis using the conversion rate described on the front cover page of this Prospectus.

     None of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since May 12, 1999 in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the offered securities set forth opposite their respective names may sell such offered securities pursuant to the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION


     The offered securities are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this prospectus. Neither NTL Incorporated nor NTL Communications Corp. will receive any of the proceeds from the sale by the selling securityholders of the offered securities. NTL Communications Corp. will bear all fees and expenses incident to its obligation to register the offered securities.


     The selling securityholders may sell all or a portion of the offered securities beneficially owned by them and offered hereby from time to time directly through one or more underwriters, broker-dealers or agents. If the offered securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such offered securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions)

         (1) on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale (including the Nasdaq National Market for the common stock),

         (2) in the over-the-counter market, or

         (3) through the writing of options (whether such options are listed on an options exchange or otherwise).

     In connection with sales of the offered securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities in the course of hedging in positions they assume. The selling securityholder may also sell offered securities short and deliver offered securities to close out short positions, or loan or pledge offered securities to broker-dealers that in turn may sell such offered securities. If the selling securityholders effect such transactions by selling offered securities to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of offered securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The outstanding common stock of NTL Incorporated is listed for trading on the Nasdaq National Market under the symbol "NTLI." We do not intend to apply for listing of the convertible notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the convertible notes. See "Risk Factors--Lack of public market for the convertible notes."

     The selling securityholders and any broker-dealer participating in the distribution of the offered securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the offered securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered securities may not be sold unless the offered securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the convertible notes or offered securities registered pursuant to the shelf registration statement, or which this Prospectus forms a part. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered securities by the selling securityholders and any other such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular offered securities being distributed. All of the foregoing may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to the offered securities.

     All expenses of the registration of the convertible notes and common stock pursuant to the registration rights agreement will be paid by NTL Communications Corp., including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by NTL Communications Corp. against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The company will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Upon sale pursuant to the shelf registration statement, of which this prospectus forms a part, the offered securities will be freely tradable in the hands of persons other than affiliates of NTL Communications Corp.

                                 LEGAL MATTERS

     The validity of the issuance of the convertible notes and the common stock issuable upon conversion of the convertible notes will be passed upon for NTL Communications Corp. and NTL Incorporated by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel for NTL Incorporated and NTL Communications Corp.

                                    EXPERTS

     The consolidated financial statements and schedules of NTL Incorporated appearing in NTL Incorporated's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Comcast UK Cable Partners Limited and subsidiaries incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated by reference in this prospectus and have been so incorporated by reference in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Birmingham Cable Corporation Limited and Cable London PLC incorporated by reference in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are also incorporated by reference in this prospectus and have been so incorporated by reference in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of ComTel UK Finance, B.V. and its subsidiaries as of and for the year ended December 31, 1997, and the combined financial statements of Telecential as of and for the 16 months ended December 31, 1996, incorporated by reference in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are also incorporated by reference in this prospectus.

     The combined financial statements as of and for the year ended December 31, 1996 of ComTel UK Finance B.V. incorporated by reference in this prospectus have been incorporated by reference in reliance on the report of Coopers & Lybrand, independent Chartered Accountants.

     The consolidated financial statements of Diamond Cable Communications Plc as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 incorporated by reference herein have been audited by KPMG, independent auditors, to the extent and for the periods indicated in their reports on those financial statements. Those financial statements have been incorporated by reference in reliance upon the reports of KPMG given on their authority as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1) the United States court had jurisdiction over the original proceeding,

     (2) the judgment is final and conclusive on the merits,

     (3) the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     NTL Incorporated and NTL Communications Corp. are each currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We each file reports, proxy statements, information statements and other information with the Commission under the Exchange Act. You can inspect and copy any reports, proxy statements, information statements and other information we file with the Commission at the public reference facilities the Commission maintains at:

      Room 1024, Judiciary Plaza,
      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      and at the Commission's Regional Offices located at:

      Suite 1400, Northwestern Atrium Center,
      500 West Madison Street,
      Chicago, Illinois 60661

      and

      13th Floor, Seven World Trade Center,
      New York, New York 10048,

     and you may also obtain copies of such material by mail from the Public Reference Section of the Commission at:

      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      at prescribed rates.

     The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at:

      1735 K Street, N.W.,
      Washington, D.C. 20006.

     This prospectus is part of a registration statement filed by us with the Commission. It does not contain all the information included or incorporated in the registration statement. The full registration statement can be obtained from the Commission as indicated above or from us.

     The Commission allows us to incorporate by reference some information about NTL Incorporated and NTL Communications Corp. that we file with the Commission. This allows us to disclose important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the Commission are incorporated by reference into this prospectus:


         (a) NTL Communications Corp.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, dated May 17, 1999;



         (b) NTL Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 1998, dated March 31, 1999;

         (c) NTL Communications Corp.'s Current Reports on Form 8-K dated January 25, 1999 (filed on January 25, 1999), March 8, 1999 (filed on March 11, 1999), March 18, 1999 (filed on March 23, 1999), April 1, 1999 (filed
     April 1, 1999), April 8, 1999 (filed on April 12, 1999), April 8, 1999
     (filed on April 13, 1999) and June 3, 1999 (filed June 3, 1999);



         (d) NTL Communications Corp.'s Proxy Statement on Schedule 14A dated January 29, 1999;



         (e) the financial statements included under Item 14 to the Annual Report on Form 10-K for the year ended December 31, 1998 of Diamond Cable Communications Plc, dated March 30, 1999;



         (f) NTL Incorporated's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 dated May 17, 1999;



         (g) NTL Incorporated's Proxy Statement on Schedule 14A dated April 28, 1999; and



         (h) NTL Incorporated's Current Reports on Form 8-K dated April 1, 1999 (filed April 1, 1999), April 8, 1999 (filed April 12, 1999) and April 30, 1999 (filed May 12, 1999).


     We are incorporating by reference the documents listed above and any current reports and proxy statements we file with the commission until the end of the exchange offer. Any information incorporated by reference this way will automatically be deemed to update and supersede this information.

     We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to:

                        NTL Incorporated
                        110 East 59th Street
                        26th Floor
                        New York NY 10022
                        Attention: Richard J. Lubasch

                        Tel: (212) 906-8440

------------------------------------------------------
------------------------------------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. THIS PROSPECTUS MAY BE DELIVERED TO YOU AFTER THE DATE OF THIS PROSPECTUS. HOWEVER, YOU SHOULD REALIZE THAT THE AFFAIRS OF NTL INCORPORATED AND NTL COMMUNICATIONS CORP. MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS WILL NOT REFLECT SUCH CHANGES. YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. FURTHERMORE, YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE SECURITIES IF THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR IF IT IS UNLAWFUL FOR YOU TO RECEIVE SUCH AN OFFER OR SOLICITATION.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Use of Proceeds.......................   15
Exchange Rates........................   15
Price Range of Common Stock...........   16
Dividend Policy.......................   16
Description of the Convertible
  Notes...............................   17
Registration Rights...................   43
Description of Capital Stock..........   45
Description of Other Indebtedness.....   58
United States Federal Tax
  Considerations......................   73
Selling Securityholders...............   75
Plan of Distribution..................   81
Legal Matters.........................   83
Experts...............................   83
Enforceability of Civil Liabilities...   84
Where You Can Find More Information
  About Us............................   84


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                   [NTL LOGO]

                            NTL Communications Corp.
                       7% Convertible Subordinated Notes
                                    Due 2008

                                NTL Incorporated
                                  Common Stock
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                             , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the Offering.


SEC registration fee.......................................  $166,800.00
Legal fees and expenses....................................   100,000.00
Accounting fees and expenses...............................    60,000.00
Printing and engraving fees................................    85,000.00
Miscellaneous expenses.....................................     8,200.00
                                                             -----------
          Total............................................  $420,000.00
                                                             ===========


-------------------------

     (*) To be completed by amendment.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), each of the Registrants' Amended and Restated Certificates of Incorporation eliminate a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of these provisions in the certificates of incorporation is to eliminate the rights of the Registrants and their stockholders (through stockholders, derivative suits on behalf of the Registrants) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     NTL Incorporated's By-laws and NTL Communications Corp.'s Restated By-laws provide that directors and officers of the Registrants shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Registrants have entered into director and officer indemnity agreements ("Indemnity Agreements") with each officer and director of the Registrants (an "Indemnitee"). Under the bylaws and these Indemnity Agreements, the Registrants must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of either of the Registrants. The Registrants are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 16.   EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
    2.1    Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated, NTL Communications Corp. and NTL
           Mergerco, Inc.
    3.1    Restated Certificate of Incorporation of NTL Communications
           Corp.(15)
    3.1(a) Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated, NTL Communications Corp. and NTL
           Mergerco, Inc. (Included as Exhibit 2.1)
    3.2    Restated By-laws of NTL Communications Corp.(1)
    3.3    Certificate of Incorporation of NTL Incorporated
    3.4    By-laws of NTL Incorporated
    4.1    Indenture, dated as of April 14, 1999, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the 1999 9 3/4% Notes.(14)
    4.2    Registration Rights Agreement dated as of April 14, 1999,
           with respect to the 1999 9 3/4% Notes.(14)
    4.3    Indenture, dated as of December 16, 1998, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the Convertible Notes.(15)
    4.4    First Supplemental Indenture, dated as of March 31, 1999,
           between NTL Incorporated, NTL Communications Corp. and The
           Chase Manhattan Bank, as Trustee, with respect to the
           Convertible Notes.
    4.5    Registration Rights Agreement, dated as of December 16, with respect to Convertible Notes.(15)
    4.6    Indenture, dated as of November 2, 1998, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the 11 1/2% Notes(12)
    4.7    Indenture, dated as of November 6, 1998, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the 12 3/8% Notes(12)
    4.8    Registration Rights Agreement, dated as of November 2, 1998, by and among the Company and Morgan Stanley & Co.
           Incorporated, Chase Securities Inc., Donaldson, Lufkin &
           Jenrette Securities Corporation and Goldman, Sachs & Co.
           with respect to the 11 1/2% Notes(12)
    4.9    Registration Rights Agreement, dated as of November 6, 1998, by and among the Company and Morgan Stanley & Co.
           Incorporated, Chase Securities Inc., Donaldson, Lufkin &
           Jenrette Securities Corporation and Goldman, Sachs & Co.
           with respect to the 12 3/8% Notes(12)
    4.10   Indenture, dated as of February 12, 1997, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the 10% Notes(10)
    4.11   Certificate of Designation, dated February 12, 1997, with
           respect to the Redeemable Preferred Stock(10)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
    4.12   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
           Securities Corporation, Chase Securities Inc. and Merrill
           Lynch, Pierce, Fenner & Smith Incorporated with respect to the 10% Notes(10)
    4.13   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
           Securities Corporation, Chase Securities Inc. and Merrill
           Lynch, Pierce, Fenner & Smith Incorporated with respect to the Redeemable Preferred Stock(10)
    4.14   Form of Convertible Notes (included in Exhibit 4.3)
    4.15   Indenture, dated as of June 12, 1996, by and between the
           Company and Chemical Bank, as Trustee, with respect to the
           7% Convertible Notes(8)
    4.16   First Supplemental Indenture, dated as of March 31, 1999,
           between NTL Incorporated, NTL Communications Corp. and The
           Chase Manhattan Bank, as Trustee, with respect to the 7%
           Convertible Notes.
    4.17   Registration Rights Agreement, dated June 12, 1996, by and among the Company and Donaldson, Lufkin & Jenrette
           Securities Corporation and Salomon Brothers Inc, with
           respect to the 7% Convertible Notes(8)
    4.18   Indenture, dated as of January 30, 1996, by and among the
           Company and Chemical Bank, as Trustee, with respect to the
           11 1/2% Notes(7)
    4.19   Registration Rights Agreement, dated January 30, 1996, by
           and among the Company and Donaldson, Lufkin & Jenrette
           Securities Corporation, Salomon Brothers Inc and Chase
           Securities, Inc., with respect to the 11 1/2% Notes(7)
    4.20   Indenture, dated as of April 20, 1995, by and among the
           Company and Chemical Bank, as Trustee, with respect to the
           12 3/4% Notes(2)
    4.21   First Supplemental Indenture, dated as of January 22, 1996, by and among the Company and Chemical Bank, as Trustee with respect to the Indenture included as Exhibit 4.19(7)
    4.22   Registration Agreement, dated April 13, 1995 by and among
           the Company and Salomon Brothers Inc, Donaldson, Lufkin &
           Jenrette Securities Corporation and Goldman, Sachs & Co.,
           with respect to the 12 3/4% Notes(2)
    4.23   Indenture, dated as of April 20, 1995, by and among the
           Company and Chemical Bank, as Trustee, with respect to the
           7 1/4% Convertible Notes(3)
    4.24   Registration Agreement, dated April 12, 1995, by and among the Company and Salomon Brothers Inc, Donaldson, Lufkin &
           Jenrette Securities Corporation and Goldman Sachs & Co.,
           with respect to the 7 1/4% Convertible Notes(3)
    4.25   Indenture, dated as of October 1, 1993, by and among the
           Company and Chemical Bank, as Trustee with respect to the
           10 7/8% Senior Notes(4)
    4.26   First Supplemental Indenture, dated January 23, 1996, by and among the Company and Chemical Bank, as Trustee, with
           respect to the Indenture included as Exhibit 4.24(7)
    4.27   Rights Agreement, dated as of October 1, 1993, between the
           Company and Continental Transfer & Trust Company, as Rights
           Agent(1)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
    4.28   Indenture, dated as of November 15, 1995, between Comcast
           U.K. Cable Partners Limited and Bank of Montreal Trust
           Company, as Trustee, with respect to the 11.20% Senior
           Discount Debentures Due 2007 of Comcast U.K. Cable Partners
           Limited.(13)
    5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
           the legality of the notes being registered hereby
   10.1    Compensation Plan Agreements, as amended and restated
           effective June 3, 1997(11)
   10.2    Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)(2)
   11.1    Statement of computation of per share earnings(11)
   12.1    Computation of Ratio of Earnings to Fixed Charges and
           Combined Fixed Charges and Preferred Stock Dividends
   21.1    Subsidiaries of the Company(11)
   23.1    Consent of Ernst & Young, LLP
   23.2    Consent of Deloitte & Touche LLP
   23.3    Consent of Deloitte & Touche -- Birmingham
   23.4    Consent of Deloitte & Touche -- London
   23.5    Consent of Deloitte & Touche -- Comtel
   23.6    Consent of Coopers & Lybrand -- ComTel
   23.7    Consent of KPMG -- Diamond
   23.8    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (included in Exhibit 5.1)
   24.1    Powers of Attorney*
   25.1    Form T-1 Statement of Eligibility of Trustee with respect to
           Indenture included as Exhibit 4.3
   99.1    Prescribed Diffusion Service License, dated July 21, 1987, issued to British Cable Services Limited (now held by
           CableTel Surrey and Hampshire Limited) for the area of West
           Surrey and East Hampshire, England(5)
   99.2    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
           for the area of Inverclyde, Scotland(5)
   99.3    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
           for the area of Bearsden and Milngavie, Scotland(5)
   99.4    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Newport Cablevision Limited (renamed
           CableTel Newport) for the area of Newport, Wales(5)
   99.5    Prescribed Diffusion Service License, dated July 10, 1984, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of North Glasgow and Clydebank, Strathclyde,
           Scotland(5)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   99.6    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
           for the area of Greater Glasgow, Scotland(5)
   99.7    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
           for the area of Paisley and Renfrew, Scotland(5)
   99.8    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Cable and Satellite Television Holdings Ltd
           (renamed CableTel West Glamorgan Limited) for the area of
           West Glamorgan, Wales(5)
   99.9    Prescribed Diffusion Service License, dated December 3,
           1990, issued to British Cable Services Limited for the area of Cardiff and Penarth, Wales (now held by CableTel Cardiff
           Limited)(5)
   99.10   Prescribed Diffusion Service License, dated December 3,
           1990, issued to Kirklees Cable (renamed CableTel Kirklees)
           for the area of Huddersfield and Dewsbury, West Yorkshire,
           England(5)
   99.11   Prescribed Diffusion Service License, dated December 3,
           1990, issued to CableVision Communications Company of
           Hertfordshire Ltd (renamed CableTel Hertfordshire Limited)
           for the area of Broxbourne and East Hertfordshire,
           England(5)
   99.12   Prescribed Diffusion Service License, dated December 3,
           1990, issued to CableVision Communications Company Ltd
           (renamed CableTel Central Hertfordshire Limited) for the
           area of Central Hertfordshire, England(5)
   99.13   Prescribed Diffusion Service License, dated March 26, 1990, issued to CableVision Bedfordshire Limited (renamed CableTel
           Bedfordshire Ltd.) for the area of Luton and South
           Bedfordshire(5)
   99.14   Prescribed Diffusion Service License, dated December 3,
           1990, issued to CableVision North Bedfordshire Ltd (renamed
           CableTel North Bedfordshire Ltd.) for the area of North
           Bedfordshire, England(5)
   99.15   Local Delivery Service License, dated October 2, 1995,
           issued to CableTel Northern Ireland Limited for Northern
           Ireland(5)
   99.16   Local Delivery Service License, dated December 6, 1995,
           issued to CableTel South Wales Limited for Glamorgan and
           Gwent, Wales(5)
   99.17   Local Delivery Service License, dated March 13, 1991, issued to Maxwell Cable TV Limited for Pembroke Dock, Dyfed, Wales
           (now held by Metro South Wales Limited)(5)
   99.18   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Camarthen, Wales (now held by Metro South Wales Limited)(5)
   99.19   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Milford Haven, Wales (now
           held by Metro South Wales Limited)(5)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   99.20   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Cwmgors (Amman Valley), West
           Glamorgan, Wales(5)
   99.21   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Ammanford, West Glamorgan,
           Wales(5)
   99.22   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Brecon, Gwent, Wales(5)
   99.23   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Haverfordwest, Preseli,
           Wales(5)
   99.24   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Neyland, Preseli, Wales (now
           held by Metro South Wales Limited)(5)
   99.25   License, dated January 11, 1991, issued to Cablevision
           Communications Company of Hertfordshire Ltd (renamed
           CableTel Hertfordshire Limited) for the Hertford, Cheshunt
           and Ware (Lea Valley) cable franchise, England(5)
   99.26   License, dated December 8, 1990, issued to Cablevision
           Communications Company Limited for Central Hertfordshire
           (renamed CableTel Central Hertfordshire Limited), England(5)
   99.27   License, dated August 23, 1989, issued to Cablevision
           Bedfordshire Limited for Bedford and surrounding areas,
           England(5)
   99.28   License, dated January 9, 1991, issued to Cablevision North
           Bedfordshire Ltd for North Bedfordshire, England(5)
   99.29   License, dated January 29, 1991, issued to Clyde Cablevision
           (renamed CableTel Glasgow) for the Inverclyde Cable
           Franchise, Scotland(5)
   99.30   License, dated January 29, 1991, issued to Clyde Cablevision
           (renamed CableTel Glasgow) for the Bearsden and Milngavie
           Cable Franchise, Scotland(5)
   99.31   License, dated January 29, 1991, issued to Clyde Cablevision
           (renamed CableTel Glasgow) for the Paisley and Renfrew Cable
           Franchise, Scotland(5)
   99.32   License, dated June 7, 1985, issued to Clyde Cablevision Ltd
           (renamed CableTel Glasgow) for North West Glasgow and
           Clydebank, Scotland(5)
   99.33   License, dated January 29, 1991, issued to Clyde Cablevision
           (renamed CableTel Glasgow) for the Greater Glasgow cable
           franchise, Scotland(5)
   99.34   License, dated October 13, 1993, issued to Insight
           Communications Cardiff Limited (renamed CableTel Cardiff
           Limited) for Cardiff, Wales(5)
   99.35   License, dated January 22, 1991, issued to Newport
           Cablevision Limited (renamed CableTel Newport), for Newport
           Cable franchise Wales(5)
   99.36   License, dated May 18, 1990, issued to Cable and Satellite
           Television Holdings Limited (renamed CableTel West
           Glamorgan) for West Glamorgan, Wales(5)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   99.37   License, dated December 20, 1990, issued to Kirklees Cable
           (renamed CableTel Kirklees) for the Huddersfield and
           Dewsbury cable franchise, England(5)
   99.38   License, dated October 13, 1993, issued to Insight
           Communications Guildford Limited (renamed CableTel Surrey
           and Hampshire Limited) for the West Surrey/East Hampshire
           (Guildford) Cable Franchise, England(5)
   99.39   License, dated January 20, 1995, issued to CableTel
           Bedfordshire Ltd. for the area of South Bedfordshire,
           England(5)
   99.40   License, dated January 20, 1995, issued to CableTel North
           Bedfordshire Ltd. for the area of Bedford, England(5)
   99.41   License, dated January 20, 1992, issued to Cable and
           Satellite Television Holdings Limited (renamed CableTel West
           Glamorgan Limited) for the area of Swansea, Neath and Port
           Talbot, Wales(5)
   99.42   License, dated January 20, 1995, issued to Cabletel
           Hertfordshire Ltd. for the area of Hertford, Cheshunt and
           Ware (Lea Valley), England(5)
   99.43   License, dated January 20, 1995, issued to Cabletel Central
           Hertfordshire Ltd. for the area of Central Hertfordshire,
           England(5)
   99.44   License, dated July 21, 1995, issued to CableTel Kirklees(5)
   99.45   License, dated June 8, 1995, issued to CableTel Bedfordshire
           Ltd.(5)
   99.46   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Neyland, Wales(5)
   99.47   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Cwmgors, Wales(5)
   99.48   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Ammanford, Wales(5)
   99.49   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Carmarthen, Wales(5)
   99.50   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Haverfordwest, Wales(5)
   99.51   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Pembroke Dock, Wales(5)
   99.52   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Milford Haven, Wales(5)
   99.53   License, dated October 27, 1995, issued to CableTel South
           Wales Limited for the area of Glamorgan and Gwent, Wales(5)
   99.54   License, dated January 26, 1996, issued to Cabletel South
           Wales Limited, for part of the Glamorgan area(5)
   99.55   License, dated November 3, 1997, issued to NTL (UK) Group,
           Inc. for the Provision of Radio Fixed Access Operator
           Services(10)
   99.56   Agreement and Plan of Amalgamation; Undertaking of Comcast
           Corporation; Undertaking of Warburg, Pincus Investors,
           L.P.(11)

---------------

  *  Previously filed.


 (1) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63570.

 (2) Incorporated by reference from the Company's Registration Statement on Form S-4, File No. 33-92794.
 (3) Incorporated by reference from the Company's Registration Statement on Form S-3, File No. 33-92792.
 (4) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63572.
 (5) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 20, 1996.
 (6) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 26, 1997.
 (7) Incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-1010.
 (8) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-07879.
 (9) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-16751.
(10) Incorporated by reference to the Company's Annual Report on Form 10-K, filed on March 28, 1997.
(11) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 30, 1998.
(12) Incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-71279.
(13) Incorporated by reference to the Registration Statement on Form S-3, File No. 33-96932, of Comcast U.K. Cable Partners Limited.

(14) Incorporated by reference to NTL Communications Corp.'s Registration Statement on Form S-4, File No. 333-78405.


(15) Incorporated by reference to NTL Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 1998.


ITEM 17.   UNDERTAKINGS

     (A) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of each of the Registrants' annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the Registrants of expenses incurred or paid by a director, officer or controlling person of either of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (C) The undersigned registrants hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) The undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of June, 1999.


                                          NTL Incorporated


                                          By /s/ RICHARD J. LUBASCH

                                            ------------------------------------
                                             Richard J. Lubasch
                                             Senior Vice President --

                                             General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                              TITLE                       DATE
             ---------                              -----                       ----
*                                    Chairman of the Board, Treasurer        June 3, 1999
-----------------------------------    and Director
George S. Blumenthal

*                                    President, Chief Executive and          June 3, 1999
-----------------------------------    Financial Officer and Director
J. Barclay Knapp

*                                    Director                                June 3, 1999
-----------------------------------
Robert T. Goad

*                                    Vice President -- Controller            June 3, 1999
-----------------------------------
Gregg Gorelick

*                                    Director                                June 3, 1999
-----------------------------------
Sidney R. Knafel

*                                    Director                                June 3, 1999
-----------------------------------
Ted H. McCourtney

*                                    Director                                June 3, 1999
-----------------------------------
Del Mintz

*                                    Director                                June 3, 1999
-----------------------------------
Alan J. Patricof

*                                    Director                                June 3, 1999
-----------------------------------
Warren Potash

*                                    Director                                June 3, 1999
-----------------------------------
Michael S. Willner



     * Richard J. Lubasch, by signing his name hereto, does hereby execute this registration statement on behalf of the officers and directors of the registrant indicated above by asterisks, pursuant to powers of attorney duly executed by the officers and directors and filed as exhibits to the registration statement.



                                          By:   /s/ RICHARD J. LUBASCH

                                          --------------------------------------

                                              Richard J. Lubasch


                                              Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 3rd day of June, 1999.


                                          NTL Communications Corp.


                                          By /s/ RICHARD J. LUBASCH

                                            ------------------------------------
                                             Richard J. Lubasch
                                             Senior Vice President --

                                             General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                              TITLE                       DATE
             ---------                              -----                       ----
*                                    Chairman of the Board, Treasurer        June 3, 1999
-----------------------------------    and Director
George S. Blumenthal

*                                    President, Chief Executive and          June 3, 1999
-----------------------------------    Financial Officer and Director
J. Barclay Knapp

*                                    Director                                June 3, 1999
-----------------------------------
Robert T. Goad

*                                    Vice President -- Controller            June 3, 1999
-----------------------------------
Gregg Gorelick

*                                    Director                                June 3, 1999
-----------------------------------
Sidney R. Knafel

*                                    Director                                June 3, 1999
-----------------------------------
Ted H. McCourtney

*                                    Director                                June 3, 1999
-----------------------------------
Del Mintz

*                                    Director                                June 3, 1999
-----------------------------------
Alan J. Patricof

*                                    Director                                June 3, 1999
-----------------------------------
Warren Potash

*                                    Director                                June 3, 1999
-----------------------------------
Michael S. Willner



     * Richard J. Lubasch, by signing his name hereto, does hereby execute this registration statement on behalf of the officers and directors of the registrant indicated above by asterisks, pursuant to powers of attorney duly executed by the officers and directors and filed as exhibits to the registration statement.



                                          By:   /s/ RICHARD J. LUBASCH

                                          --------------------------------------

                                              Richard J. Lubasch


                                              Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
    2.1    Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated, NTL Communications Corp. and MTL
           Mergerco, Inc.
    3.1    Restated Certificate of Incorporation of NTL Communications
           Corp.(15)
    3.1(a) Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated, NTL Communications Corp. and MTL
           Mergerco, Inc. (Included as Exhibit 2.1)
    3.2    Restated By-laws of NTL Communications Corp.(1)
    3.3    Certificate of Incorporation of NTL Incorporated
    3.4    By-laws of NTL Incorporated
    4.1    Indenture, dated as of April 14, 1999, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the 1999 9 3/4% Notes.(14)
    4.2    Registration Rights Agreement dated as of April 14, 1999,
           with respect to the 1999 9 3/4% Notes.(14)
    4.3    Indenture, dated as of December 16, 1998, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the Convertible Notes.(15)
    4.4    First Supplemental Indenture, dated as of March 31, 1999,
           between NTL Incorporated, NTL Communications Corp. and The
           Chase Manhattan Bank, as Trustee, with respect to the
           Convertible Notes.
    4.5    Registration Rights Agreement, dated as of December 16, with respect to Convertible Notes.(15)
    4.6    Indenture, dated as of November 2, 1998, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the 11 1/2% Notes(12)
    4.7    Indenture, dated as of November 6, 1998, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the 12 3/8% Notes(12)
    4.8    Registration Rights Agreement, dated as of November 2, 1998, by and among the Company and Morgan Stanley & Co.
           Incorporated, Chase Securities Inc., Donaldson, Lufkin &
           Jenrette Securities Corporation and Goldman, Sachs & Co.
           with respect to the 11 1/2% Notes(12)
    4.9    Registration Rights Agreement, dated as of November 6, 1998, by and among the Company and Morgan Stanley & Co.
           Incorporated, Chase Securities Inc., Donaldson, Lufkin &
           Jenrette Securities Corporation and Goldman, Sachs & Co.
           with respect to the 12 3/8% Notes(12)
    4.10   Indenture, dated as of February 12, 1997, by and between the
           Company and The Chase Manhattan Bank, as Trustee, with
           respect to the 10% Notes(10)
    4.11   Certificate of Designation, dated February 12, 1997, with
           respect to the Redeemable Preferred Stock(10)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
    4.12   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
           Securities Corporation, Chase Securities Inc. and Merrill
           Lynch, Pierce, Fenner & Smith Incorporated with respect to the 10% Notes(10)
    4.13   Registration Rights Agreement, dated February 12, 1997, by and among the Company and Donaldson, Lufkin & Jenrette
           Securities Corporation, Chase Securities Inc. and Merrill
           Lynch, Pierce, Fenner & Smith Incorporated with respect to the Redeemable Preferred Stock(10)
    4.14   Form of Convertible Notes (included in Exhibit 4.3)
    4.15   Indenture, dated as of June 12, 1996, by and between the
           Company and Chemical Bank, as Trustee, with respect to the
           7% Convertible Notes(8)
    4.16   First Supplemental Indenture, dated as of March 31, 1999,
           between NTL Incorporated, NTL Communications Corp. and the
           Chase Manhattan Bank, as Trustee, with respect to the 7%
           Convertible Notes
    4.17   Registration Rights Agreement, dated June 12, 1996, by and among the Company and Donaldson, Lufkin & Jenrette
           Securities Corporation and Salomon Brothers Inc, with
           respect to the 7% Convertible Notes(8)
    4.18   Indenture, dated as of January 30, 1996, by and among the
           Company and Chemical Bank, as Trustee, with respect to the
           11 1/2% Notes(7)
    4.19   Registration Rights Agreement, dated January 30, 1996, by
           and among the Company and Donaldson, Lufkin & Jenrette
           Securities Corporation, Salomon Brothers Inc and Chase
           Securities, Inc., with respect to the 11 1/2% Notes(7)
    4.20   Indenture, dated as of April 20, 1995, by and among the
           Company and Chemical Bank, as Trustee, with respect to the
           12 3/4% Notes(2)
    4.21   First Supplemental Indenture, dated as of January 22, 1996, by and among the Company and Chemical Bank, as Trustee with respect to the Indenture included as Exhibit 4.19(7)
    4.22   Registration Agreement, dated April 13, 1995 by and among
           the Company and Salomon Brothers Inc, Donaldson, Lufkin &
           Jenrette Securities Corporation and Goldman, Sachs & Co.,
           with respect to the 12 3/4% Notes(2)
    4.23   Indenture, dated as of April 20, 1995, by and among the
           Company and Chemical Bank, as Trustee, with respect to the
           7 1/4% Convertible Notes(3)
    4.24   Registration Agreement, dated April 12, 1995, by and among the Company and Salomon Brothers Inc, Donaldson, Lufkin &
           Jenrette Securities Corporation and Goldman Sachs & Co.,
           with respect to the 7 1/4% Convertible Notes(3)
    4.25   Indenture, dated as of October 1, 1993, by and among the
           Company and Chemical Bank, as Trustee with respect to the
           10 7/8% Senior Notes(4)
    4.26   First Supplemental Indenture, dated January 23, 1996, by and among the Company and Chemical Bank, as Trustee, with
           respect to the Indenture included as Exhibit 4.24(7)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
    4.27   Rights Agreement, dated as of October 1, 1993, between the
           Company and Continental Transfer & Trust Company, as Rights
           Agent(1)
    4.28   Indenture, dated as of November 15, 1995, between Comcast
           U.K. Cable Partners Limited and Bank of Montreal Trust
           Company, as Trustee, with respect to the 11.20% Senior
           Discount Debentures Due 2007 of Comcast U.K. Cable Partners
           Limited.(13)
    5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
           the legality of the notes being registered hereby
   10.1    Compensation Plan Agreements, as amended and restated
           effective June 3, 1997(11)
   10.2    Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)(2)
   11.1    Statement of computation of per share earnings(11)
   12.1    Computation of Ratio of Earnings to Fixed Charges and
           Combined Fixed Charges and Preferred Stock Dividends
   21.1    Subsidiaries of the Company(11)
   23.1    Consent of Ernst & Young, LLP
   23.2    Consent of Deloitte & Touche LLP
   23.3    Consent of Deloitte & Touche -- Birmingham
   23.4    Consent of Deloitte & Touche -- London
   23.5    Consent of Deloitte & Touche -- Comtel
   23.6    Consent of Coopers & Lybrand -- ComTel
   23.7    Consent of KPMG -- Diamond
   24.1    Powers of Attorney*
   23.8    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (included in Exhibit 5.1)
   25.1    Form T-1 Statement of Eligibility of Trustee with respect to
           Indenture included as Exhibit 4.3
   99.1    Prescribed Diffusion Service License, dated July 21, 1987, issued to British Cable Services Limited (now held by
           CableTel Surrey and Hampshire Limited) for the area of West
           Surrey and East Hampshire, England(5)
   99.2    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
           for the area of Inverclyde, Scotland(5)
   99.3    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
           for the area of Bearsden and Milngavie, Scotland(5)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   99.4    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Newport Cablevision Limited (renamed
           CableTel Newport) for the area of Newport, Wales(5)
   99.5    Prescribed Diffusion Service License, dated July 10, 1984, issued to Clyde Cablevision (renamed CableTel Glasgow) for the area of North Glasgow and Clydebank, Strathclyde,
           Scotland(5)
   99.6    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
           for the area of Greater Glasgow, Scotland(5)
   99.7    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Clyde Cablevision (renamed CableTel Glasgow)
           for the area of Paisley and Renfrew, Scotland(5)
   99.8    Prescribed Diffusion Service License, dated December 3,
           1990, issued to Cable and Satellite Television Holdings Ltd
           (renamed CableTel West Glamorgan Limited) for the area of
           West Glamorgan, Wales(5)
   99.9    Prescribed Diffusion Service License, dated December 3,
           1990, issued to British Cable Services Limited for the area of Cardiff and Penarth, Wales (now held by CableTel Cardiff
           Limited)(5)
   99.10   Prescribed Diffusion Service License, dated December 3,
           1990, issued to Kirklees Cable (renamed CableTel Kirklees)
           for the area of Huddersfield and Dewsbury, West Yorkshire,
           England(5)
   99.11   Prescribed Diffusion Service License, dated December 3,
           1990, issued to CableVision Communications Company of
           Hertfordshire Ltd (renamed CableTel Hertfordshire Limited)
           for the area of Broxbourne and East Hertfordshire,
           England(5)
   99.12   Prescribed Diffusion Service License, dated December 3,
           1990, issued to CableVision Communications Company Ltd
           (renamed CableTel Central Hertfordshire Limited) for the
           area of Central Hertfordshire, England(5)
   99.13   Prescribed Diffusion Service License, dated March 26, 1990, issued to CableVision Bedfordshire Limited (renamed CableTel
           Bedfordshire Ltd.) for the area of Luton and South
           Bedfordshire(5)
   99.14   Prescribed Diffusion Service License, dated December 3,
           1990, issued to CableVision North Bedfordshire Ltd (renamed
           CableTel North Bedfordshire Ltd.) for the area of North
           Bedfordshire, England(5)
   99.15   Local Delivery Service License, dated October 2, 1995,
           issued to CableTel Northern Ireland Limited for Northern
           Ireland(5)
   99.16   Local Delivery Service License, dated December 6, 1995,
           issued to CableTel South Wales Limited for Glamorgan and
           Gwent, Wales(5)
   99.17   Local Delivery Service License, dated March 13, 1991, issued to Maxwell Cable TV Limited for Pembroke Dock, Dyfed, Wales
           (now held by Metro South Wales Limited)(5)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   99.18   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Camarthen, Wales (now held by Metro South Wales Limited)(5)
   99.19   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Milford Haven, Wales (now
           held by Metro South Wales Limited)(5)
   99.20   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Cwmgors (Amman Valley), West
           Glamorgan, Wales(5)
   99.21   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Ammanford, West Glamorgan,
           Wales(5)
   99.22   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Brecon, Gwent, Wales(5)
   99.23   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Haverfordwest, Preseli,
           Wales(5)
   99.24   Local Delivery Service License, dated March 15, 1991, issued to Maxwell Cable TV Limited for Neyland, Preseli, Wales (now
           held by Metro South Wales Limited)(5)
   99.25   License, dated January 11, 1991, issued to Cablevision
           Communications Company of Hertfordshire Ltd (renamed
           CableTel Hertfordshire Limited) for the Hertford, Cheshunt
           and Ware (Lea Valley) cable franchise, England(5)
   99.26   License, dated December 8, 1990, issued to Cablevision
           Communications Company Limited for Central Hertfordshire
           (renamed CableTel Central Hertfordshire Limited), England(5)
   99.27   License, dated August 23, 1989, issued to Cablevision
           Bedfordshire Limited for Bedford and surrounding areas,
           England(5)
   99.28   License, dated January 9, 1991, issued to Cablevision North
           Bedfordshire Ltd for North Bedfordshire, England(5)
   99.29   License, dated January 29, 1991, issued to Clyde Cablevision
           (renamed CableTel Glasgow) for the Inverclyde Cable
           Franchise, Scotland(5)
   99.30   License, dated January 29, 1991, issued to Clyde Cablevision
           (renamed CableTel Glasgow) for the Bearsden and Milngavie
           Cable Franchise, Scotland(5)
   99.31   License, dated January 29, 1991, issued to Clyde Cablevision
           (renamed CableTel Glasgow) for the Paisley and Renfrew Cable
           Franchise, Scotland(5)
   99.32   License, dated June 7, 1985, issued to Clyde Cablevision Ltd
           (renamed CableTel Glasgow) for North West Glasgow and
           Clydebank, Scotland(5)
   99.33   License, dated January 29, 1991, issued to Clyde Cablevision
           (renamed CableTel Glasgow) for the Greater Glasgow cable
           franchise, Scotland(5)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   99.34   License, dated October 13, 1993, issued to Insight
           Communications Cardiff Limited (renamed CableTel Cardiff
           Limited) for Cardiff, Wales(5)
   99.35   License, dated January 22, 1991, issued to Newport
           Cablevision Limited (renamed CableTel Newport), for Newport
           Cable franchise Wales(5)
   99.36   License, dated May 18, 1990, issued to Cable and Satellite
           Television Holdings Limited (renamed CableTel West
           Glamorgan) for West Glamorgan, Wales(5)
   99.37   License, dated December 20, 1990, issued to Kirklees Cable
           (renamed CableTel Kirklees) for the Huddersfield and
           Dewsbury cable franchise, England(5)
   99.38   License, dated October 13, 1993, issued to Insight
           Communications Guildford Limited (renamed CableTel Surrey
           and Hampshire Limited) for the West Surrey/East Hampshire
           (Guildford) Cable Franchise, England(5)
   99.39   License, dated January 20, 1995, issued to CableTel
           Bedfordshire Ltd. for the area of South Bedfordshire,
           England(5)
   99.40   License, dated January 20, 1995, issued to CableTel North
           Bedfordshire Ltd. for the area of Bedford, England(5)
   99.41   License, dated January 20, 1992, issued to Cable and
           Satellite Television Holdings Limited (renamed CableTel West
           Glamorgan Limited) for the area of Swansea, Neath and Port
           Talbot, Wales(5)
   99.42   License, dated January 20, 1995, issued to Cabletel
           Hertfordshire Ltd. for the area of Hertford, Cheshunt and
           Ware (Lea Valley), England(5)
   99.43   License, dated January 20, 1995, issued to Cabletel Central
           Hertfordshire Ltd. for the area of Central Hertfordshire,
           England(5)
   99.44   License, dated July 21, 1995, issued to CableTel Kirklees(5)
   99.45   License, dated June 8, 1995, issued to CableTel Bedfordshire
           Ltd.(5)
   99.46   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Neyland, Wales(5)
   99.47   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Cwmgors, Wales(5)
   99.48   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Ammanford, Wales(5)
   99.49   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Carmarthen, Wales(5)
   99.50   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Haverfordwest, Wales(5)
   99.51   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Pembroke Dock, Wales(5)
   99.52   License, dated October 27, 1995, issued to Metro South Wales
           Limited for the area of Milford Haven, Wales(5)

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   99.53   License, dated October 27, 1995, issued to CableTel South
           Wales Limited for the area of Glamorgan and Gwent, Wales(5)
   99.54   License, dated January 26, 1996, issued to Cabletel South
           Wales Limited, for part of the Glamorgan area(5)
   99.55   License, dated November 3, 1997, issued to NTL (UK) Group,
           Inc. for the Provision of Radio Fixed Access Operator
           Services(10)
   99.56   Agreement and Plan of Amalgamation; Undertaking of Comcast
           Corporation; Undertaking of Warburg, Pincus Investors,
           L.P.(11)

---------------

  *  Previously filed.



 (1) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63570.


 (2) Incorporated by reference from the Company's Registration Statement on Form S-4, File No. 33-92794.

 (3) Incorporated by reference from the Company's Registration Statement on Form S-3, File No. 33-92792.

 (4) Incorporated by reference from the Company's Registration Statement on Form S-1, File No. 33-63572.

 (5) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 20, 1996.

 (6) Incorporated by reference from the Company's Form 8-K, filed with the Commission on March 26, 1997.

 (7) Incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-1010.

 (8) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-07879.

 (9) Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-16751.

(10) Incorporated by reference to the Company's Annual Report on Form 10-K, filed on March 28, 1997.

(11) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on March 30, 1998.

(12) Incorporated by reference to the Company's Registration Statement on Form S-4, File No. 333-71279.

(13) Incorporated by reference to the Registration Statement on Form S-3, File No. 33-96932, of Comcast U.K. Cable Partners Limited.


(14) Incorporated by reference to NTL Communications Corp.'s Registration Statement on Form S-4, File No. 333-78405.



(15) Incorporated by reference to NTL Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 1998.